UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K /A- 4

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 11, 2012

SRKP 16, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-53018 Commission File Number	20-8057585 (I.R.S. Employer Identification Number)

5777 West Century Blvd., Suite 360B

 Los Angeles, California 90045

 (Address of principal executive offices)

(310) 359-1680

(Issuer’s Telephone Number)

4737 North Ocean Drive, Suite 207

Lauderdale by the Sea, FL 33308

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Agreement and Plan of Reorganization dated July 18, 2011 (the “Exchange Agreement).  A copy of the Exchange Agreement is attached hereto as Exhibit 2.2 .

Item 2.01   Completion of Acquisition or Disposition of Assets.

OVERVIEW

The Company was incorporated in the State of Delaware on December 7, 2006 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

In June 2011, the principals of Arrogene and WestPark Capital began to discuss the potential benefits of merging Arrogene with SRKP in connection with WestPark Capital raising capital to fund the combined entity.   SRKP conducted due diligence on Arrogene during June and early July 2011 while negotiations were conducted  regarding the merger and financing terms.  The Board of Directors of Arrogene concluded that a public vehicle would best facilitate its efforts to raise capital to develop its business while the Board of Directors of SRKP determined that the Arrogene business represented a good opportunity to create value for its shareholders. On July 18, 2011, the parties executed an Agreement and Plan of Reorganization.  Negotiations for SRKP were led by Mr. Richard Rappaport, SRKP’s president and the chief executive officer of WestPark Capital, while negotiations for Arrogene were led by Mr. MaurizioVecchione, Arrogene’s chief executive officer, in consultation with Mr. Robert Stuckelman, Arrogene’s Chairman, and the Arrogene Board of Directors.

On January 11, 2012, the Company consummated an Agreement and Plan of Reorganization (the “Exchange Agreement”) dated as of July 18, 2011, by and between SRKP 16, Inc., a Delaware corporation (“SRKP”), and Arrogene NanoTechnology, Inc., a California corporation (“Arrogene”).    Pursuant to the terms of the Exchange Agreement, SRKP  issued an aggregate of 12,660,000 shares of common stock (“Common Stock” or “Shares”) to acquire 100% of the issued and outstanding securities of Arrogene (the "Acquisition") in a transaction structured as a stock-for-stock exchange (the “Exchange”).  Our current shareholders also cancelled an aggregate of 5,454,780 shares of common stock held such that our current shareholders will hold an aggregate of 1,641,610 shares of common stock immediately after the Share Exchange.  Our current shareholders also cancelled an aggregate of 7,096,390 warrants such that our current shareholders held no warrants immediately after the Share Exchange.  In addition, we consummated an initial closing of a private placement concurrently with the Share Exchange.  Upon completion of the Exchange, and giving effect to the Share and Warrant Cancellations and initial closing of the private placement, the shareholders of Arrogene own shares of SRKP Common Stock representing, when issued, approximately 86% of the total issued and outstanding shares of SRKP in a transaction that will result in a change in control of SRKP (the “Share Exchange”).

EXECUTIVE SUMMARY

Arrogene NanoTechnology, Inc.

Arrogene Nanotechnology, Inc., a California corporation incorporated in 2007 (f/k/a Arrogene, Inc.) (the “Company”), is an emerging biotechnology company focused on oncology.  The Company has an exclusive option to license a family of related nano-biopolymers collectively referred to as “Polycefin™” that are capable of acting as a drug delivery and targeting platform for cancer therapy and diagnositcs.1  Polycefin are designed to target cancer cells and deliver a variety of bound therapeutics to them.   In vivo pre clinical studies have shown evidence that existing cancer drugs could have increased efficacy and reduced side effects when attached to the Polycefin  platform.2  Polycefin’s have the ability to harbor various drugs at the same time making it a master delivery vehicle that can be customized for a particular tumor and potentially for an individual patient.3  Additionally, in vivo testing has shown efficacy against more than one type of cancer (breast and  brain) suggesting that Polycefin may have application to a wide range of cancer types, therapeutics and diagnostics.4 5 6

We plan on commercializing our products using a licensing and cost sharing strategy, seeking to enter into arrangements with major pharmaceutical companies with existing cancer therapy drugs facing issues relating to patent expirations, market expansion or contraction.   It is our goal to only commence Phase I and Phase II clinical trials with a commitment from a licensee to complete Phase III clinical trials and go to market, if approval is received.  Further, we are also exploring use of Polycefin as a potential medical diagnostic product(s) for oncology related applications.   All of our planned products will require approval or marketing clearance from the United States Food and Drug Administration (the “FDA”).  To date we have not filed any applications with the FDA.

Subsequent to consummation of the Exchange Agreement, Arrogene expects to complete the acquisition of an exclusive license to certain technologies and patents (the “License”) from Cedars-Sinai Medical Center (“CSMC”) in Los Angeles, one of the nation’s premiere research institutions.  CSMC has developed a family of related nano-biopolymers (collectively referred to here as Polycefin™), believed capable of acting as a drug delivery and targeting platform for cancer therapy.  The founders of Arrogene were principally involved in the research and development behind all critical discoveries and science at CSMC related to Polycefin and authored all the patents underlying the technologies behind Polycefin (the “Technology”) and include internationally acclaimed brain surgeon and scientist Dr. Keith Black, Dr. Julia Ljubimova, Dr. Eggehard Holler, and Dr. Alex Ljubimova.  Work on Polycefin involved seven years of development and over $6,000,000 of grants funded mainly from the National Institute of Health (“NIH”).  We believe the same platform can also be an effective targeting platform for diagnostic imaging of tumors and other conditions through Magnetic Resonance Imaging (MRI) and other modalities based on

1 H. Ding et al. / Biomaterials 32 (2011) 5269e5278 (Specifically pages 5275-5277)

2 www.pnas.org/cgi/doi/10.1073/pnas.1003919107  (Specifically pages 4 and subsequents)

3 Hinkal et al., IEEE Nanotechnology Magazine, Cancer Therapy through nanomedicine, June 2011 (pages 10  & subseqents)

4 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

5 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

6 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332 preclinical testing.  The platform targets certain cancer cells and delivers a variety of bound therapeutics or imaging agents to them.1  In vivo studies show evidence that when attached to the platform, drugs for cancer therapy could have increased treatment efficacy and reduced side effects.2 3 4 Imaging studies have shown the potential of using the platform to improve the visualization, accuracy, and definition of cancers, including the ability to image certain metastatic cancers (when a cancer spreads (metastasizes) from its original site to another area of the body, it is termed metastatic cancer) difficult to detect or visualize using conventional diagnostic imaging techniques. 5 In vivo and in vitro studies, many of which have been published, have shown that tumor size was reduced and animal survival increased using the targeting platform in conjunction with therapeutics as compared to using those same therapeutics in conventional therapies. 6 7 8

Polycefin has the ability to harbor various drugs at the same time making it a potential master delivery vehicle that can be customized for a particular tumor, group of tumors and even for an individual patient.9 Additionally, in vivo testing has shown effectiveness against more than one, widely different, type of cancer (breast and brain), suggesting that Polycefin’s application might be flexible and appropriate to a wide range of cancer types and therapeutics.  10 11 12

Arrogene’s product development plan focuses on delivering a diagnostic imaging product line first, due to the relatively shorter regulatory approval process associated with diagnostic imaging agents over therapeutics.  Much pre-clinical and clinical work necessary to support the diagnostic imaging products can also be leveraged, to support the filing of an Investigational New Drug (“IND”) approval for therapeutic agents, a process that Arrogene intends to follow as a second step.  Early indications for both the diagnostic imaging and therapeutics product lines center around primary lung, brain and breast cancers and their metastatic forms into the brain.  As survival rates for these primary cancers improve, increasingly significant percentiles of the patient population are developing metastatic forms of these cancers, which are often found late stage and have few or no treatment options.  Arrogene estimates that 30% of breast and 75% of lung primary cancers metastasize to the brain, based on published studies.  Polycefin’s ability to pass through the Brain Blood Barrier makes it ideally suited for use as a diagnostic and/or therapeutic to treat such metastatic cancers and might present an early market opportunity. 13

1 H. Ding et al. / Biomaterials 32 (2011) 5269e5278 (Specifically pages 5275-5277)

2 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

3 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

4 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

5 H. Ding et al. / Biomaterials 32 (2011) 5269e5278 (Specifically pages 5275-5277)

6 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

7 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

8 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

9 Hinkal et al., IEEE Nanotechnology Magazine, Cancer Therapy through nanomedicine, June 2011 (pages 10  & subseqents)

10 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

11 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

12 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

13 www.pnas.org/cgi/doi/10.1073/pnas.1003919107  (Specifically pages 4 and subsequents)

It is estimated that approximately 207,000 new cases of breast cancer are diagnosed every year in the U.S.1  Approximately 204,000 cases of lung cancer are diagnosed annually.2 Additionally there are between 120,000 and 140,000 annual cases of cases of secondary brain cancers.3 Based on these patient populations, and certain price and usage assumptions, Arrogene has estimated the total market potential for the diagnostic imaging products for these indications at a minimum of $400 million annually. The market potential for the therapeutics products for the same indications, based on the same assumptions, is estimated to exceed $30 billion annually.

We plan to bring our products to market using a licensing and cost sharing strategy.  We will seek to joint venture with pharmaceutical companies with existing cancer therapy drugs or active diagnostic imaging agents.  This licensing strategy can offset some of the risks to the licensee while creating strong incentives to the partners to execute successfully and to scale in the marketplace.  It also may limit our risk, as we begin phases I and II clinical work only with a commitment by the licensee to complete phase III clinical trials and go to market, if successful.

To date, we have not generated any revenue and our operations have been limited to development activities.  All of our planned products will require clearance or approval from the United States Food and Drug Administration (“FDA”).  To date, we have not submitted any applications to the FDA.

As of the date of this Report, Arrogene had $726,550 of secured, 0% convertible debt that matured on December 15, 2011 and was in technical default although an event of default, as defined in the debt agreements, had not been declared by the noteholders.  Between February 17, 2012 and March 30, 2012, we entered into agreements with all but one of the noteholders to permit the conversion of the Notes at a conversion price of $0.15 per share. A total of 41 noteholders agreed to convert their Notes.   As a result, we converted $716,550 in principal due under the Notes into 4,777,000 shares of common stock.  In the event that we cannot convert the remaining $10,000, we have sufficient cash on hand to repay the note without materially impacting our planned operations.

Arrogene’s offices are located at 2500 Broadway Building F, Suite F-125, Santa Monica, California, 90404.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

Pursuant to the terms of the Exchange Agreement, effective January 11, 2012, the Company issued an aggregate of 12,660,000 shares of Common Stock to the fifteen (15) shareholders of Arrogene, pro rata, in exchange for 100% of the equity interest in Arrogene.  Under the terms of the Exchange Agreement or as a result of the transactions contemplated by the Exchange Agreement:

1 2010 Cases, sourced from Breast Cancer.org

2 Center for Disease Control

3 Victor Tse, eMedicine, Stanford University,  March 2011

•	Arrogene became a 100%-owned subsidiary of SRKP 16;

•	We issued an aggregate of 12,660,000 shares of Common Stock to the shareholders of Arrogene, pro rata;
•	We caused 5,454,780 shares of our Common Stock held by certain of our stockholders to be cancelled and extinguished (the “SRKP 16 Share Cancellation”);
•	We caused 7,096,390 warrants held by certain of our stockholders to be cancelled and extinguished (the “SRKP 16 Warrant Cancellation”);
•

We conducted a first closing of a private placement offering resulting in gross proceeds of $502,000 (the “Private Placement Offering”); and thereafter the Private Placement Offering will continue until a Maximum Offering of up to $4.0 million is sold (which may be increased by $800,000 to cover over-allotments), or until January 31, 2012, whichever occurs first; and

•	We plan to change our name to “Arrogene, Inc.” or such name as selected by Arrogene and approved by the Board of Directors.

As a result of the Share Exchange, we became a 100% parent corporation of Arrogene, and the shareholders of Arrogene became stockholders of SRKP.  According to the terms of the Exchange Agreement, immediately following the closing of the Share Exchange and the initial closing of the Private Placement Offering, we had approximately 14.8 million shares of common stock issued and outstanding (excluding outstanding warrants); the former Arrogene shareholders  own approximately 86% of our outstanding Common Stock, the pre-existing stockholders of SRKP 16  own approximately 11% of our outstanding Common Stock, and investors in the Private Placement Offering  own approximately 3% of our outstanding Common Stock (assuming the sale of the maximum number of shares in the Private Placement Offering).   Consummation of the Share Exchange resulted in a change-of-control of our Company on the date the Share Exchange was completed.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” Exchange pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The Exchange Agreement was ratified by all Arrogene shareholders as part of their Subscription and Lock-Up Agreements executed in connection with the Share Exchange.  The approval of the SRKP shareholders of the Exchange Agreement was not required under Delaware law inasmuch as the SRKP Board of Directors had all the requisite authority needed to authorize the issuance of the Exchange Shares and reconstitute the Board of Directors.  Notwithstanding, SRKP complied with the requirements of Rule 14f-1 under the Exchange Act by providing SRKP shareholders with an Information Statement disclosing the terms of the Exchange Agreement; and the SRKP shareholders each ratified and approved a Share and Warrant Cancellation Agreement (pursuant to which each SRKP shareholder voluntarily agreed to surrender for cancellation shares of SRKP common stock and warrants required as a condition to consummating the Share Exchange.

The securities issued to the Arrogene shareholders were issued as “restricted securities” in reliance upon exemptions from registration pursuant to (i) Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. Each of the Arrogene shareholders certified that they qualified as “accredited investors” within the meaning of Rule 501(a) or Regulation D and met other suitability requirements. The Arrogene shareholders took the Exchange Shares subject to a lock-up agreement whereby they will agree not to resell any of the Exchange Shares for a period of two years and thereafter will resell subject to certain volume limitations defined by the then prevailing public trading price of the Exchange Shares, should such a public trading price develop. The Arrogene shareholders further agreed to resell the securities only pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. A form of the Subscription Agreement and Lock-Up Agreement executed by the Arrogene shareholders is filed herewith as Exhibit 10.1.

Our former board of directors, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos,  appointed Maurizio Vecchione, Julia Ljubimova and Robert Stuckelman to the board of directors of our Company, with Robert Stuckelman serving as Chairman of the Board.   Mr. Rappaport, who was our President and a director, and Mr. Pintsopoulos, who was our Chief Financial Officer, Secretary and a director, then resigned from all of their respective director and executive positions with our company.  In addition, concurrent with the closing of the Share Exchange, our reconstituted board appointed Maurizio Vecchione as our Chief Executive Officer; Julia Ljubimova as our President and Chief Scientific Officer and Jeffrey Sperber as our Chief Financial Officer.

.

Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our Company on the date the Share Exchange was completed.

THE PRIVATE PLACEMENT

On January 11, 2012, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold and issued an aggregate of 502,000 Units at a private offering price of $1.00 per Unit for gross proceeds of $502,000.  Each Unit sold in the Private Placement consisted of (i) one share of Common Stock, and (ii) two Common Stock purchase warrants (the “Warrants”) that are exercisable for five years from the date of issuance.  One of the Warrants is exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share; and a second Warrant is exercisable to purchase one share of Common Stock at an exercise price of $2.00 per share. The Units, the Shares, the Warrants, and the Common Stock into which the Warrants are exercisable will be referred to as the “Securities.” The Securities were offered and sold through GVC Capital LLC (“GVC”) and WestPark Capital, Inc. (“WestPark”) as co-placement agents (the “Placement Agents”) on a best efforts, all-or-none basis as to the first 500,000 Units ($500,000) (the “Minimum Offering”) and on a best efforts basis as to the remaining 3,500,000 Units ($3.5 million)(the “Maximum Offering”).  If the Offering is over-subscribed, we may, in our sole discretion, accept subscriptions for an additional 800,000 Units ($800,000) (the “Over-Allotment Option”), or a total Offering of 4,800,000 Units ($4.80 million).

On February 8, 2012, the Company consummated a second closing of the Private Placement selling an additional 610,000 Units at $1.00, for gross proceeds of $610,000 and net proceeds of $479,825.

On March 30, 2012, the Company consummated a third closing of the Private Placement selling an additional 495,250 Units at $1.00, for gross proceeds of $495,250 and net proceeds of $431,245.

On July 13, 2012, the Company consummated a fourth closing of the Private Placement selling an additional 280,000 Units at $1.00, for gross proceeds of $280,000 and net proceeds of approximately $243,600.   The Private Placement will continue until terminated by agreement of the Company and the Placement Agents.

Upon the closing of the Private Placement, the Placement Agents are to be paid a commission equal to 10% of the gross proceeds from the financing and a 3% non-accountable expense allowance, in addition to Placement Agent Warrants equal to 10% of the number of shares of common stock underlying the Units sold in the Offering.  The Placement Agent Warrants shall be exercisable for five years and shall have an exercise price of $1.00 per share for Warrants issued on the Units, and an exercise price of $1.50 and $2.00 per share for Warrants issued on the Warrants included in the Units. Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was Chief Financial Officer and an officer and director prior to the Share Exchange.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

SHARE AND WARRANT CANCELLATION

The shareholders and warrantholders of SRKP prior to the Share Exchange agreed to cancel an aggregate of 5,454,780 shares of common stock and 7,096,390 warrants (the “Share and Warrant Cancellations”).   The consideration for the Share and Warrant Cancellations was the facilitation of the Share Exchange and acquisition of Arrogene.  As a result of the Share and Warrant Cancellations, the shareholders of the Company owned an aggregate of 1,641,610 shares of common stock immediately prior to the Share Exchange, representing approximately 11% of the total issued and outstanding shares of common stock immediately after the Share Exchange.   The cancellation agreements were obtained from the eleven SRKP shareholders and warrantholders by the principals of Westpark , each of whom had been investors in other companies promoted by WestPark Capital and/or Rick Rappaport. ..

THE CSMC LICENSE

CSMC is the owner of the patents and technology underlying Polycefin.  In December 2009, Arrogene obtained an exclusive option to license from CSMC all relevant intellectual properties and their exploitation rights. The option to license agreement has been amended four times.  A copy of the License and all amendments thereto are filed herewith as Exhibits 10.2, 10.3, 10.4, 10.5 and 10.6. As consideration for this license option, Arrogene issued CSMC 31,900 shares of Common Stock.  In October 2011, Arrogene gave notice to CSMC of its intention to exercise the option and in November 2011 Arrogene issued CSMC an additional 1,468,100 shares of Common Stock and paid CSMC a one-time license fee of $40,000.  In order to effectuate the License, Arrogene was required to consummate the Exchange and raise at least $1.0 million in the Private Placement by October 31, 2011. Notwithstanding the fact that the conditions to effectuating the License were fulfulled after October 31, 2012, CSMC has confirmed in writing on March 9, 2012 that the License is in full force and effect.

By virtue of having effetuated the License, Arrogene has an exclusive license for all underlying intellectual properties, including patents, patents pending and future patent rights.  Pursuant to the License, CSMC will participate in the future revenue of the Company by virtue of a 3.5% royalty on gross revenues, as defined in the License, realized by the Company directly related to the licensed intellectual properties.  Also, Arrogene has the ability to enter into sub-licenses of the technology.  Arrogene will also be granted certain additional rights on future derivative intellectual properties developed by CSMC.

Additionally, the License provides Arrogene with laboratory access and use of CSMC's research laboratory and facilities for Arrogene’s research and development needs.  CSMC research facilities include over $50M of sophisticated laboratories and related systems.  Additionally, the Arrogene scientific team is co-located within CSMC's facilities.  The laboratory access agreement provides a formal framework for CSMC scientists to collaborate with Arrogene as well as for Arrogene to commission studies from CSMC.

Arrogene must meet certain performance milestones in order to maintain the License. If the Company fails to meet any of these milestones, the License may be terminated by CSMC. Those performance milestones include:

•

On or before December 31, 2012, Arrogene shall begin development for, or enter into a license, sub-license or joint venture with a non affiliated third party to cause development of at least one product;

•

Arrogene must expend at least $500,000 in aggregate on product development by December 31, 2012; and at least $1.0 million in aggregate on product development each year through December 31, 2013;

•

Within four years, Arrogene shall pay CSMC $150,000 to cooperatively fund further technology development; and,

•

By December 31, 2013, Arrogene shall have commenced clinical trials on at least one commercial product candidate for any indication.

Further, in the event the Company issues or sells shares of Common Stock in addition to those sold in the Private Placement, the License requires that the Company issue to CSMC additional shares of Common Stock for no additional consideration so as to assure CSMC will own 5% of the total issued and outstanding shares of the Company until December 31, 2015.

Summary Financial Data

Our historical operating information may not be indicative of our future operating results. The following summary financial data is incomplete and should be read in conjunction with our complete financial statements contained elsewhere in this report. The Exchange between Arrogene NanoTechnology, Inc. shareholders and SRKP 16, Inc. was treated as a reverse acquisition of SRKP 16 by Arrogene (the accounting acquirer). Accordingly, the historical financial statements are those of Arrogene.

	2011	Year Ended October 31, 2010

Statement of Operations Data:
Revenue	$ -	$ -
Operating expenses	870,213	359,050
Operating loss	(870,213)	(359,050)
Other expense	(120,604)	(1,158)
Net loss	(990,817)	(360,208)
Basic and diluted loss per share	$ (3.66)	$ (1.36)

	At October 31, 2011	At October 31, 2010
Balance Sheet Data:
Working capital deficit	$ (1,023,529)	$ (165,703)
Total assets	13,360	309,573
Stockholders’ deficit	(1,022,287)	(165,703)

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed consolidated financial information is presented to give effect to (i) the Agreement and Plan of Reorganization dated as of July 18, 2011, by and between SRKP 16, Inc. and Arrogene NanoTechnology, Inc., which was consummated on January 11, 2012; and, (ii) the concurrent consummation of the sale of an aggregate of 502,000 Units at $1.00 per Unit, realizing net proceeds of $404,688. The unaudited pro forma condensed consolidated balance sheet as of October 31, 2011, is based on the individual balance sheets of SRKP (previously filed on Form 10Q as of September 30, 2011) and Arrogene’s audited balance sheet as of October 31, 2011 which statements appear elsewhere in this filing.  No pro forma statements of operations have been included because the transaction  is accounted for as capital transactions.

SRKP 16, Inc. and Arrogene NanoTechnology, Inc. Unaudited Pro Forma Balance Sheets As of October 31, 2011

	9/30/2011	10/31/2011	Pro Forma Adjustments
	SRKP	Arrogene	Debit		Credit		Pro Forma
ASSETS
Current Assets:
Cash	$10,273	$2,094	404,688	A	-		$370,055
					47,000	B
Other current assets	-	10,024			-		10,024
	10,273	12,118	404,688		-		380,079
Property & equipment, net	-	1,242					1,242
Total Assets	$10,273	$13,360	$404,688		$47,000		$381,321

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$ 0	$309,097	32,000	B			$277,097
Convertible notes , net	-	726,550	-				726,550
Due to stockholders	162,500	-	147,500	E			-
			15,000	B
	162,500	1,035,647	179,500		-		1,003,647
Stockholders' equity (deficit)
Preferred stock	-	1,050	1,050	C			-
Common stock	710	100,001	87,007	D	50	A	14,804
					1,050	C
			-		-
Additional paid in capital	6,790	398,526	72,720	D	404,638	A	884,734
					147,500	E
Deficit accumulated during development stage	(159,727)	(1,521,864)	-		159,727	D	(1,521,864)
			-
	(152,227)	(1,022,287)	160,777		712,965		(622,326)
Total Liabilities and Stockholders' Equity (Deficit)	$10,273	$13,360	$340,277		$712,965		$381,321

Pro Forma Adjustments:

A.

To reflect the sale of 502,000 Units, realizing net offering proceeds of $404,688 after payment of offering expenses and fees.

B.

To reflect payment of certain liabilities paid at closing from the offering proceeds.

C.

To reflect the conversion of 1,030,000 shares of Arrogene Series A Preferred Stock (“Series A”) into 10,722,000 shares of SRKP common stock using Arrogene’s historical carrying cost of the Series A.

D.

Recapitalization adjustment.

E.

To reflect the forgiveness of the SRKP due to stockholder balance per the Reorganization Agreement.

This current report is not an offer of securities for sale.  Any securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

ARROGENE’S BUSINESS

Overview

Arrogene was founded to commercialize both a new cancer treatment targeting technology and a proprietary molecular delivery platform that interferes with those targets in order to inhibit and finally eradicate tumor progression. Arrogene will be required to perfect its rights under a license agreement with CSMC in order to commercialize the technology. CSMC has developed a family of related nano-biopolymers known as Polycefin believed capable of acting as a drug delivery and targeting platform for cancer therapy and diagnostics.  The founders of Arrogene were principally involved in all research and development behind all critical discoveries and science at CSMC related to Polycefin and authored all the patents underlying the technologies behind Polycefin and include internationally acclaimed brain surgeon and scientist Dr. Keith Black, Dr. Julia Ljubimova, Dr. Eggehard Holler and Dr. Alex Ljubimova.  Work on Polycefin involved seven years of development and over $6,000,000 of grants funded mainly from the NIH.  We believe the same platform can be an effective targeting platform for diagnostic imaging of tumors and other conditions through MRIs and other modalities based on preclinical testing.  The platform targets certain cancer cells and delivers a variety of bound therapeutics or imaging agents to them.  In vivo studies show evidence that when attached to the platform, drugs for cancer therapy could have increased treatment efficacy and reduced side effects.  Imaging studies have shown the potential of using the platform to improve the visualization, accuracy, and definition of cancers, including the ability to image certain metastatic cancers (when a cancer spreads (metastasizes) from its original site to another area of the body, it is termed metastatic cancer) difficult to detect or visualize using conventional diagnostic imaging techniques.  In vivo and in vitro studies, many of which have been published, have shown that tumor size was reduced and animal survival increased using the targeting platform in conjunction with therapeutics as compared to using those same therapeutics in conventional therapies. 1 2 3

Polycefin has the ability to harbor various drugs at the same time making it a potential master delivery vehicle that can be customized for a particular tumor and even for an individual patient. Additionally, in vivo testing has shown effectiveness against more than one, widely different, type of cancer (breast and brain), suggesting that Polycefin’s application might be flexible and appropriate to a wide range of cancer types and therapeutics. 4 5 6

1 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

2 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

3 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

4 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

5 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

6 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

Arrogene’s product development plan focuses on delivering a diagnostic imaging product line first, due to the relatively simpler regulatory approval process associated with diagnostic imaging agents over therapeutics.  Much pre-clinical and clinical work necessary to support the diagnostic imaging products can also be leveraged, to support the filing of an IND approval for therapeutic agents, a process that Arrogene intends to follow as a second step.  Early indications for both the diagnostic imaging and therapeutics product lines center around primary lung, brain and breast cancers and their metastatic forms into the brain.  As survival rates for these primary cancers improve, increasingly significant percentiles of the patient population are developing metastatic forms of these cancers, which are often found late stage and have few or no treatment options.  Arrogene estimates that 30% of breast and 75% of lung primary cancers metastasize to the brain, based on published studies.1  Polycefin’s ability to pass through the Brain Blood Barrier makes it ideally suited for use as a diagnostic and/or therapeutic to treat such metastatic cancers and might present an early market opportunity. 2

It is estimated that approximately 207,000 new cases of breast cancer are diagnosed every year in the U.S.3  Approximately 204,000 cases of lung cancer are diagnosed annually.4 Additionally there are between 120,000 and 140,000 annual cases of cases of secondary brain cancers.5 Based on these patient populations, and certain price and usage assumptions, Arrogene has estimated the market potential for the diagnostic imaging products for these indications at a minimum of $400 million annually.  The market potential for the therapeutics products for the same indications, based on the same assumptions, is estimated to exceed $30 billion annually.

We plan to bring our products to market using a licensing and cost sharing strategy.  We will seek to joint venture with pharmaceutical companies with existing cancer therapy drugs or active diagnostic imaging agents.  This licensing strategy offsets some of the risks to the licensee while creating strong incentives to the partners to execute successfully and to scale in the marketplace.  It also may limit our risk, as we begin phases I and II clinical work only with a commitment by the licensee to complete phase III clinical trials and go to market, if successful.

Industry

The industry for cancer diagnostics and therapeutic drugs is very large and competitive.  We have estimated the market potential for our targeted diagnostic imaging products to be at least $400 million annually for the U.S. based on published data and we have estimated the market potential for the therapeutic products to exceed $30 billion annually for the U.S.

Products

We are developing a family of related nano-biopolymers known as Polycefin believed capable of acting as a drug delivery and targeting platform for cancer therapy and diagnostics.   Imaging studies have shown the potential of using the platform to improve the

1 B. Kateb et al. / NeuroImage 54 (2011) S106–S124

2 www.pnas.org/cgi/doi/10.1073/pnas.1003919107  (Specifically pages 4 and subsequents)

3 2010 Cases, sourced from Breast Cancer.org

4 Center for Disease Control

5 Victor Tse, eMedicine, Stanford University,  March 2011

visualization, accuracy, and definition of cancers, including the ability to image certain metastatic cancers which are difficult to detect or visualize using conventional diagnostic imaging techniques.  In vivo and in vitro studies, many of which have been published, have shown that tumor size was reduced and animal survival increased using the targeting platform in conjunction with therapeutics as compared to using those same therapeutics in conventional therapies. 1 2 3  Polycefin has the ability to harbor various drugs at the same time making it a potential master delivery vehicle that can be customized for a particular tumor and even for an individual patient. Additionally, in vivo testing has shown effectiveness against more than one, widely different, type of cancer (breast and brain), suggesting that Polycefin’s application might be flexible and appropriate to a wide range of cancer types and therapeutics. 4 5 6

Our scientists have published extensively the results of our clinical and pre-clinical work, including in Cancer Research7 , and the Proceeds in the US Academy of Sciences8.

Competitive Strengths

Polycefin has the following characteristics which we believe are competitive strengths:

•

It is based on a naturally occurring nano-bio-polymer platform;

•

Testing to date has found it to be non-toxic and bio-degradable with no immunogenic properties;

•

It can be loaded with multiple imaging, therapeutic and targeting agents at the same time;

•

It releases and activates the active ingredients only inside targeted tumor cells;

•

It is capable of passing the Brain Blood Barrier; and

•

It allows for flexibility to engineer multiple nano-conjugates from a common platform each targeting different indications and delivering active agents or imaging agents

Our Strategy

Our strategy is to develop our Technology into both a diagnostic imaging product line as well as a delivery vehicle for therapeutics with both product lines targeting tumors, with an initial focus on brain, breast and lung cancers including the metastatic forms of the latter two. Based on the scientific results from these initial indications, we might expand our indications to other types of cancer indications as well as other diseases that could benefit from Polycefin’s ability to target disease cells or pass through the Brain Blood Barrier.

1 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

2 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

3 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

4 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

5 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

6 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

7 Cancer Research; 71(4); 1454-64

8 http://www.pnas.org/content/107/42/18143

Our product development plan focuses on delivering a diagnostic imaging product line first, due to the relatively shorter regulatory approval process associated with diagnostic imaging agents over therapeutics.  Our preclinical testing has provided evidence that Polycefin can accurately target certain cancers based on certain over-expressed markers at the cellular level.  We believe that when combined with commercially available imaging agents, such as Magnetic Resonance Imaging contrast agent Gadolinium, our Polycefin based product could result in a superior imaging agent when compared to those currently available to physicians. We believe that such a targeted imaging could result into much higher resolution imaging of targeted cancers, as well as enable quantitative assays to measure disease progression and treatment efficacy.

We further believe that some pre-clinical and clinical work necessary to support the diagnostic imaging products could also be leveraged to support the filing of an IND application for therapeutic products, a process that Arrogene intends to follow as a second step.

In both diagnostic and therapeutic applications, we plan on partnering with larger, more well established medical device and pharmaceutical companies.  We believe we have the opportunity to seek approval from the FDA for the use of Polycefin as a new drug excipient, which once obtained could simplify significantly the regulatory requirements for approving each individual combinations of Polycefin with specific chemotherapeutic drugs. We plan on completing all preclinical testing with our own resources and then working directly with licensing partners to file for the new excipient, to support our therapeutic pipeline as well as for multiple medical imaging drug approvals to support our imaging product.

By partnering we believe we can reduce development risks, lower development costs and required capital for the Company.  However, partnering early in the development/regulatory approval path generally translates into lower up-front and milestone payments for licensing transactions as the partner is taking a greater risk than on a transaction that occurs later in the cycle.

We will continue to evaluate our business and licensing strategy based on market conditions, development progress and our access to capital.

Manufacturing and Suppliers

We currently manufacture batches of Polycefin for preclinical testing purposes in the laboratory at CSMC.  We source biomarkers from multiple commercial partners and suppliers. We also work with pharmaceutical companies to source the active ingredients to be nano-conjugated with polycefin.  At this time there are no significant dependencies on any one supplier and the Company has adopted a dual sourcing strategy for all key components wherever possible.  We do anticipate working with one or more contract manufacturers with FDA Good Manufacturing Practices (GMP) facilities in the future as we progress in our product development efforts.

Quality Control

We do not have a quality system in place at this stage of our development. We plan on developing a set of SOPs and overall quality system that is compliant with required FDA

Good Laboratory Practices (GLP) and GMP as needed in the future as we progress in our development.

Sales and Marketing

As we are still in the development stage, we do not engage in any sales and marketing activities.  We have begun however the process of negotiating technical and scientific collaborations with a variety of potential future licensing partners. Our strategy is to commercialize our technology through licensing agreements and accordingly, sales and marketing efforts of the end-product will be the responsibility of the licensees, while our primary focus will be to negotiate and support our licensing partners and collaborations.

Research and Development

We plan on utilizing the laboratory at CSMC for research and development activities as provided for in the License.  As of this time we do not employ any full time research and development personnel. It is our plan to expand the development effort by employing or supporting CSMC hiring of certain technical resources.  Our ability to conduct research and development activities is greatly dependent upon our financial resources.  If adequate funds are not available when required, we may have to delay, scale-back or eliminate certain aspects of our research, testing and/or development activities.

Competition

The diagnostic, pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.  Most of the companies with which we will compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases that could prove to be superior to ours. We expect technological developments in the diagnostic, pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to commercialize them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved diagnostic and therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or any future product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the cancer diagnostics and therapeutic fields, we will be competing with a number of smaller biotechnology companies that are focused on cellular or nano-technological therapy technologies to treat cancers, which may include among others Arrohead Research Corp., Applied Nanotech Holdings, Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology, Immunocellular Therapeutics and Osiris Therapeutics. Northwest Biotherapeutics is developing a dendritic cell-based vaccine treating brain tumors and Celldex Therapeutics has recently completed a Phase II clinical trial to treat glioblastoma with their cancer vaccines, and other companies may also be developing vaccines of this type.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Intellectual Property

The technology covered by the CSMC License includes two issued patents “Antisense inhibition of laminin-8 expression to inhibit human gliomas” No. 7,547,511 issued in June 2009 and “Polymalic acid-based multifunctional drug delivery system” No. 7,935,677 B2 issued in May 2011.  Additionally, CSMC has filed eleven patent applications in the United States and certain foreign countries, which will be covered by the license. New additional patent filings are pending. Under the scope of our license new patent applications filed by CSMC relating to the same subject matter or derivative of the existing patents are subject to inclusion rights or rights of first refusal under the license.  The CSMC License expires on a country by country basis on the date the last patent expires, currently 2029.

Employees

As of December 31, 2011, we had two part-time employees both of whom are members of management.  We currently have no full-time employees due to our limited capital resources but have begun retaining consultants for many aspects of our business and technical development.  We expect to expand our employee base to include personnel in administration, research and development and business development in the coming year depending on the availability of funding.

Properties

We lease executive office space at 2500 Broadway, Building F, Suite F-125, Santa Monica, California 90404 pursuant to a lease that expires in February 2013 with a monthly payment of $3,338.  We believe that this office space will be sufficient for our anticipated needs for the foreseeable future.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings involving the Company or its assets.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting us.  This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

Our business, future performance and forward-looking statements are affected by general industry and market conditions and growth rates, general U.S. and non-U.S. economic and political conditions (including the global economy), competition, interest rate and currency exchange rate fluctuations and other events.  The following items are representative of the risks, uncertainties and other conditions that may impact our business, future performance and the forward-looking statements that we make in this report or that we may make in the future.

Risks Related to our Business, Products and Markets

Our auditors have expressed substantial doubt about our ability to continue as a going concern

Since our inception in August 2007, we have incurred cash and operating losses, and as of October 31, 2011, we had a deficit accumulated during the development stage of $1,521,864 and a working capital deficit of $1,023,529.  We have relied primarily upon proceeds from the sale of convertible notes (the “Convertible Notes”) to fund our operations.  As of October 31, 2011, the outstanding balance of the Convertible Notes was $726,550.  As amended, the Convertible Notes matured on December 15, 2011 and were in technical default although the holders of the Convertible Notes have not declared an event of default, as defined in the Convertible Note agreements.  Between February 17, 2012 and March 30, 2012, we converted $716,550 of the Convertible Notes into 4,777,000 shares of common stock.

The proceeds generated in the first three closings of the Private Placement will only be sufficient to fund the Company’s planned activities and contractual obligations for approximately twelve months.  However, the Company will have to raise additional capital to fund its planned activities beyond this period.  No assurance can be provided that we will be successful in raising additional capital.

Current economic conditions in the global economy generally, including ongoing disruptions in the debt and equity capital markets, may adversely affect our business and results of operations, and our ability to obtain financing.

The global economy is currently undergoing numerous challenges, and the future economic environment may continue to be less favorable than that of past years. We are unable to predict the likely duration and severity of the current disruptions in debt and equity capital markets and adverse economic conditions in the United States and other countries, which may continue to have an adverse effect on our business and results of operations, in part because we are dependent upon customer behavior and the impact on consumer spending that the continued market disruption may have.

The global stock and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings materially less attractive, and in certain cases have resulted in the unavailability of certain types of financing. This volatility and illiquidity has negatively affected a broad range of mortgage and asset-backed and other fixed income securities. As a result, the market for fixed income securities has experienced decreased liquidity, increased price volatility, credit downgrade events, and increased defaults. Global equity markets have also been experiencing heightened volatility and turmoil, with issuers exposed to the credit markets particularly affected. These factors and the continuing market disruption have an adverse effect on us, in part because we, like many companies, from time to time may need to raise capital in debt and equity capital markets including in the asset-backed securities markets.

In addition, continued uncertainty in the stock and credit markets may negatively affect our ability to access additional short-term and long-term financing, including future securitization transactions, on reasonable terms or at all, which would negatively impact our liquidity and financial condition. In addition, if one or more of the financial institutions that support our future credit facilities fails, we may not be able to find a replacement, which would negatively impact our ability to borrow under the credit facilities. These disruptions in the financial markets also may adversely affect our credit rating and the market value of our Common Stock. If the current pressures on credit continue or worsen, we may not be able to refinance, if necessary, our outstanding debt when due, which could have a material adverse effect on our business. While we believe we will have adequate sources of liquidity to meet our anticipated requirements for working capital, contractual commitments and capital expenditures for approximately the following 6 months based on a curtailed operating plan, and at least the following 12 months if the Maximum is completed (of which there can be no assurance), if our operating results worsen significantly and our cash flow or capital resources prove inadequate, we could face liquidity problems that could materially and adversely affect our results of operations and financial condition.

We cannot predict our future capital needs and we may not be able to secure additional financing.

Our projection of future capital needs is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our future capital requirements. Should these assumptions prove incorrect, there is no assurance that we can raise additional financing on a timely basis or on favorable terms. If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Future financings may result in dilution to our shareholders and restrictions on its business operations.

If we raise additional funds by issuing equity or convertible debt securities, further dilution to our shareholders could occur. Additionally, we may grant registration rights to investors purchasing equity or debt securities. Debt financing, if available, may involve pledging some or all of our assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. If we are unable to obtain necessary additional capital, we may be unable to execute our business strategy, which would have a material adverse effect on our business, financial condition and results of operations.

Future share issuances to CSMC will have a dilutive effect on our shareholders.

If we effectuate the License, it requires us to issue additional shares of Common Stock to CSMC in the future for no additional consideration to ensure that CSMC will own 5% of the total issued and outstanding common shares.  This commitment continues until December 31, 2015.  As a result, existing shareholders may suffer further dilution in the event we sell or issue additional shares in the future.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history upon which to base an evaluation of our prospects and the potential value of our Common Stock.  We are confronted with the risks inherent in an early stage company, including difficulties and delays in connection with the development of Polycefin into a commercially viable product, reliance on a small number of scientific collaborators, operational difficulties, and difficulty in estimating future development, regulatory, and administrative costs.  If we cannot successfully manage our business, we may not be able to develop a commercially viable product, generate future profits and may not be able to support our operations.  It is possible that we will incur additional expenses and losses in the further implementation of our business plan.  We may not be able to improve operations and therefore may not become profitable.

We have incurred losses since inception and may never achieve profitability.

We are subject to many of the risks common to developing enterprises, including undercapitalization, cash shortages, limitations with respect to financial and other resources, and insufficient revenue to be self-sustaining. There is no assurance that we will ever attain profitability.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

We expect that the expansion of our business will place a significant strain on our limited managerial, operational, and financial resources.  We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the pharmaceutical industry.  Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have.  We will need substantial additional capital in order to attract and retain critical management.  We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all.  We currently are required to limit the engagement of critical management to part-time due to limited resources and there is no assurance that we will be successful in raising the necessary additional financial resources to employ them, and other key employees, on a full time basis. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees.  If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results could be materially adversely affected.

We are dependent on the rights included in the licenses for all of our products.

We will have to continue to comply with the requirements of the CSMC License to maintain the license rights in full force and effect.  The agreement may be terminated if we fail to perform our obligations under these licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements as well as certain other development milestones. Our inability to continue to license these technologies will materially adversely affect our business, prospects, financial condition, and operating results. In addition, our strategy depends on the successful development of these licensed technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to market and sell our products, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If clinical trials of our current or future product candidates do not produce results necessary to support regulatory approval in the United States or elsewhere, we will be unable to commercialize these products.

To receive regulatory approval for the commercial sale of our product candidates that we may develop or out-license, we must conduct, at our own expense, adequate and well controlled clinical trials to demonstrate efficacy and safety in humans. Clinical testing is expensive, takes many years and has an uncertain outcome. Clinical failure can occur at any stage of the testing.  Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing.  Our failure to adequately demonstrate the efficacy and safety of any product candidate that we may develop or out-license would prevent receipt of regulatory approval of that product candidate.

Our assumptions concerning the regulatory approval pathway for our diagnostic products may prove to be incorrect.

Our business plan makes certain assumptions concerning the regulatory approval pathway for our planned diagnostic and therapeutic products.  While such assumptions are based on the guidance of regulatory consultants, there is no assurance the FDA will agree with our conclusions, which could result in a longer, more costly process than we are currently anticipating.

Delays in the commencement or completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

Delays in the commencement or completion of clinical testing could significantly affect our product development costs. The commencement and completion of clinical trials requires us to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs for the same indication as our product candidates or may not be eligible to participate in or may be required to withdraw from a clinical trial as a result of changing standards of care. The commencement and completion of clinical trials can be delayed for a variety of other reasons, including delays related to:

•

reaching agreements on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•

obtaining regulatory approval to commence a clinical trial;

•

obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•

recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including competition from other clinical trial programs for the same indication as our product candidates; and

•

retaining patients who have initiated a clinical trial but may be prone to withdraw due to the treatment protocol, lack of efficacy, personal issues, side effects from the therapy or who are lost to further follow-up.

In addition, a clinical trial may be suspended or terminated by us, the FDA or other regulatory authorities, due to a number of factors, including:

•

failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•

inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•

unforeseen safety issues or any determination that a trial presents unacceptable health risks; or

•

lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties.

Additionally, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to institutional review boards for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Even if we are able to ultimately commercialize our product candidates, other therapies for the same indications may have been introduced to the market and established a competitive advantage.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

Even if U.S. regulatory approval or clearance is obtained, the FDA can impose significant restrictions on a product’s indicated uses or marketing or may impose ongoing requirements for potentially costly post-approval studies. Any of these restrictions or requirements could adversely affect our potential product revenues.  Our product candidates will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. In addition, approved products, manufacturers and manufacturers’ facilities are subject to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, such as current Good Manufacturing Practices, or “CGMPs”, a regulatory agency may:

•

issue warning letters or untitled letters;

•

require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•

impose other civil or criminal penalties;

•

suspend regulatory approval;

•

suspend any ongoing clinical trials;

•

refuse to approve pending applications or supplements to approved applications filed by us;

•

impose restrictions on operations, including costly new manufacturing requirements; or

•

seize or detain products or require a product recall.

Our commercialization efforts will be greatly dependent upon our ability to demonstrate product efficacy in clinical trials. Pharmacies and other dispensing facilities will be reluctant to order our products, and medical practitioners will be reluctant to prescribe our products, without compelling supporting data. While we believe that our products will be effective for our planned indications, there is no assurance that this will be proven in clinical trials.  The failure to demonstrate efficacy in our clinical trials, or a delay or failure to complete our clinical trials, would have a material adverse effect on our business, prospects, financial condition and operating results.

Our failure to convince medical practitioners to use our technologies will limit our revenue and profitability.

If we, or our commercialization partners, fail to convince medical practitioners to prescribe products using our technologies, we will not be able to sell our products or license our technologies in sufficient volume for our business to become profitable. We will need to make leading physicians aware of the benefits of products using our technologies through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to prescribe products using our technologies for their patients. Failure to convince medical practitioners to prescribe our products will damage our commercialization efforts and would have a material adverse effect on our business, prospects, financial condition and operating results.

If we lose the support of our key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability.

We have established relationships with leading scientists around the world. We plan to formalize certain of these relationships by establishing a scientific advisory board. We believe that such relationships are key to establishing products using our technologies as a standard of care for various indications. We plan to enter into consulting agreements with our scientific advisory board members, but such agreements will likely provide for termination with 30 days notice. Additionally, there is no assurance that our current research partners will continue to work with us or we will be able to attract additional research partners. The inability to maintain and build on our existing scientific relationships could have a material adverse effect on our business, prospects, financial condition and operating results.

If we are unsuccessful in establishing strategic licensing arrangement with strategic industry partners, our efforts to develop our products will be more costly and involve significant delays.

Our product development plan relies upon our ability to join with strategic industry partners in licensing arrangements.  This approach would allow us to utilize the resources and scientific talent of our strategic licensing partners.  However, if we are not successful in establishing these relationships, we will be required to bear the cost of commercializing our technology, both financial and human resources, alone. As a result, we would expect that our future capital requirements would be significantly increased than presently projected, and the time to market materially delayed.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in receiving regulatory clearances to market any of our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

•

Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products, which may result in greater physician awareness of their products as compared to ours.

•

Information from our competitors or the academic community indicating that current products or new products are more effective than our products could, if and when it is generated, impede our market penetration or decrease our existing market share.

•

Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our products.

•

The price for our products, as well as pricing decisions by our competitors, may have an effect on our revenues.

•

Our revenues may diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for our products.

If any of our future marketed products were to experience problems related to their efficacy, safety, or otherwise, or if new, more effective treatments were to be introduced, our revenues from such marketed products could decrease.

If any of our current or future marketed products become the subject of problems, including those related to, among others:

•

efficacy or safety concerns with the products, even if not justified;

•

unexpected side-effects;

•

regulatory proceedings subjecting the products to potential recall;

•

publicity affecting doctor prescription or patient use of the product;

•

pressure from competitive products; or

•

introduction of more effective treatments.

Our revenues from such marketed products could decrease. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of a product, our revenues would significantly decline.

If we do not receive adequate third-party reimbursement for the sales of our products, we may not be able to sell such products on a profitable basis.

Sales of our products will depend, in part, upon the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

Although we have potential products that appear to be promising at early stages of development and in pre clinical trials, none of our potential products may reach the commercial market for a number of reasons.

Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs or devices that we can commercialize. It is possible that our potential products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured on a commercial scale basis and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We have a number of product candidates in various stages of development but do not expect the majority of them to be commercially available for a number of years, if at all.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our products, then our products and technologies may be rendered less competitive.

We will face significant competition from industry participants that are pursuing similar products and technologies that we are pursuing and are developing pharmaceutical products that are competitive with our planned products and potential products. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the product's market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as clinical research organizations, may result in delays in completing, or a failure to complete, clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage clinical research organizations to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. If we engage clinical research organizations to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the clinical research organizations fail to perform their obligations under our agreements with them or fail to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of one or more drug candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

If the manufacturers upon whom we rely fail to produce our product candidates in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the development and commercialization of, or be unable to meet demand for, our products and may lose potential revenues.

We do not manufacture any of our product candidates, and we do not currently plan to develop any capacity to do so. To date, we have only manufactured product in small batches at CSMC. We do not yet have agreements established regarding commercial supply of any product candidates. There is no assurance that we will be successful in negotiating an agreement on commercially reasonable terms. There is no assurance that our commercialization partner will approve of our manufacturer.  Any problems or delays we experience in preparing for commercial-scale manufacturing of any product candidate may impair our ability to manufacture commercial quantities, which would adversely affect our business. For example, our manufacturers will need to produce specific batches of our product candidates to demonstrate acceptable stability under various conditions and for commercially viable lengths of time. Furthermore, if our commercial manufacturers fail to deliver the required commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, we would likely be unable to meet demand for our products and we would lose potential revenues.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our manufacturers may not perform as agreed. If our manufacturers were to encounter any of these difficulties, our ability to provide product to commercialization partners or product candidates to patients in our clinical trials would be jeopardized.  In addition, all manufacturers of our product candidates must comply with CGMP requirements enforced by the FDA through its facilities inspection program. These requirements include quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our product candidates may be unable to comply with these CGMP requirements and with other FDA, state and foreign regulatory requirements. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

The use of any of our potential products in clinical trials and the sale of any approved products exposes us to liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.

If other companies claim that we infringe on their intellectual property rights, we may be subject to costly and time-consuming litigation and delays in product introduction.

Our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, to administrative proceedings in foreign patent offices or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology that may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

Because it is difficult and costly to protect our proprietary rights, we may not be able to ensure their protection.

Our commercial success will depend in part on maintaining patent protection and trade secret protection for our products, as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical or biotechnology patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•

our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•

our licensors might not have been the first to file patent applications for these inventions;

•

others may independently develop similar or alternative technologies or duplicate any of our product candidates or technologies;

•

it is possible that none of the pending patent applications licensed to us will result in issued patents;

•

the issued patents covering our product candidates may not provide a basis for commercially viable active products, may not provide us with any competitive advantages, or may be challenged by third parties;

•

we may not develop additional proprietary technologies that are patentable; or

•

patents of others may have an adverse effect on our business.

In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. It is also possible we may not have the financial resources to pursue infringement actions on a timely basis if at all. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect our drug market.

In addition, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates. Even if patents issue, we cannot guarantee that the claims of those patents will be valid and enforceable or provide us with any significant protection against competitive products, or otherwise be commercially valuable to us.

We may also rely on trade secrets to protect our technology, particularly where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our licensors, employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If our licensors or we fail to obtain or maintain patent protection or trade secret protection for our products, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and achieve profitability.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in any litigation would harm our business.

Our ability to develop, manufacture, market and sell our products depends upon our ability to avoid infringing the proprietary rights of third parties. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their products or technology, we could face a number of issues, including:

•

infringement and other intellectual property claims which, with or without merit, can be expensive and time consuming to litigate and can divert management’s attention from our core business;

•

substantial damages for past infringement which we may have to pay if a court decides that our product infringes on a competitor’s patent;

•

a court prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which it is not required to do;

•

if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents; and

•

re-designing our processes so they do not infringe, which may not be possible or could require substantial funds and time.

 Risks Related to Our Stock

The principals of WestPark Capital were also the principals and controlling shareholders of SRKP and have numerous conflicts of interest in consummating the Exchange.

WestPark and its principals have numerous interests which create conflicts of interest, including:

Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Reorganization, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was one of the Company’s controlling stockholders and an officer and director prior to the Reorganization. Mr. Rappaport is the sole owner of the membership interests in the parent of the placement agent which is entitled to the Placement Agent fees and warrants paid to WestPark in connection with the Private Placement. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Reorganization.

The foregoing conflicts result in the principals of WestPark and SRKP having an interest in the Exchange that are materially different from the interest of other shareholders.

There currently exists no public trading market for the SRKP shares; and should a public trading market develop in the future, or which there can be no assurance, such trading will likely be subject to the “penny stock” rules.

SRKP Common Stock is currently not quoted on the OTC Electronic Bulletin Board, a FINRA sponsored and operated quotation system for equity securities, or OTCQX or OTC Pink electronic quotation systems run by OTC Markets Group Inc. Should a public trading market for the shares develop in the future, of which there can be no assurance, the shares will likely be quoted on the Bulletin Board,  OTCQX or OTC Pink.  These are more limited trading markets than the Nasdaq Captial Market, and timely, accurate quotations of the price of our Common Stock may not always be available.  You may expect trading volume to be low in such a market.  Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

SRKP Common Stock will be subject to the requirements of Rule 15g.9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share.  Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction.  The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.  Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the Subscriber and receive the Subscriber’s written agreement to the transaction. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it.  Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Over-the-counter stocks are subject to risks of high volatility and price fluctuation.

SRKP’s Common Stock is currently not traded or listed on any market, and it is not eligible to have its shares listed on any stock exchange or on the NASDAQ Capital Market.  As a result, the trading market for its Common Stock, if any, will be on the over-the-counter market. The OTC market for securities has experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations and other factors, such as new product developments and trends in our Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our Common Stock and make it more difficult for investors in this offering to sell their shares.  We can provide no assurance that your shares will ever be listed on the OTC Bulletin Board.

Trading in SRKP securities will likely be conducted on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements. As a result, investors will find it substantially more difficult to dispose of our securities. Investors may also find it difficult to obtain accurate information and quotations as to the price of our Common Stock.

SRKP’s stock price may be volatile and as a result, investors could lose all or part of their investment.  The value of an investment could decline due to the impact of any of the following factors upon the market price of our Common Stock:

•

failure to meet sales and marketing goals or operating budget

•

failure to achieve development goals

•

failure to obtain regulatory approvals

•

concerns regarding insufficient financial resources

•

inability to create an active trading market for our Common Stock

•

decline in demand for our Common Stock

•

operating results failing to meet the expectations of securities analysts or investors in any quarter

•

downward revisions in securities analysts' estimates or changes in general market conditions

•

investor perception of our Company's industry or prospects

•

general economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our Common Stock.  As a result, investors may be unable to resell their shares at or above the Offering price.

The Securities have not been registered under the Securities Act and there are restrictions on transferability of the Securities.

Our shares of Common Stock issued in the Exchange have not been registered under the Securities Act or under any other applicable securities law.  We relied on certain exemptions from applicable securities laws in offering and selling these Securities.  Unless the Securities are registered under the Securities Act and under any other applicable securities laws, the Securities may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

All shares of Common Stock that will be issued in the Exchange are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. SRKP is a “shell company” within the meaning of federal securities laws.  Rule 144 has special provisions related to shell companies, and provides that there can be no resales of securities in reliance upon Rule 144 until 12 months after the entity ceases to be a shell company.  In this instance, Rule 144 will prohibit all resales of restricted securities issued by SRKP for a period of 12 months after the Exchange is completed.

The shares of Common Stock issued in the Exchange are also subject to a Lock-Up Agreement (“Lock-Up”) executed by the former Arrogene shareholders.  Under the terms of the Lock-Up, the former Arrogene shareholders may not resell their SRKP shares for two years, and thereafter such shareholders may resell up to 25% of their shares every quarter.  After one year from the closing, such shareholders may resell 5% of their shares every quarter if the public trading price maintains a certain price threshold.

No prediction can be made as to the effect, if any, that future sales of restricted shares of Common Stock, or the availability of such Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time, if such a market is developed. Sales of substantial amounts of such Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the Common Stock.

Future issuances of our Common Stock could dilute current shareholders and adversely affect the market if it develops.

SRKP has the authority to issue up to 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our Common Stock, without shareholder approval.  These future issuances could be at values substantially below the price paid for our Common Stock by investors in this offering, which would result in significant dilution to those investors.  In addition, we could issue large blocks of our Common Stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval, which would not only result in further dilution to investors in this offering but could also depress the market value of our Common Stock, if a public trading market develops.

The CSMC License requires that we issue additional shares of our stock to maintain CSMC’s stock position at 5% of the total outstanding shares.

In the event that we issue additional shares in the future to raise needed working capital, we may be required under our License to issue more shares to CSMC to maintain their equity interest in the Company at 5%.  The anti-dilution protection to CSMC will not terminate until December 31, 2015.  As a result, our shareholders may experience dilution to their equity in the Company due to our compliance with this requirement.

We may issue preferred stock that would have rights that are preferential to the rights of the Common Stock that could discourage potentially beneficial transactions to our Common Stockholders.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our Common Stock and could, upon conversion or otherwise, have all of the rights of our Common Stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of Common Stockholders without their approval.

We do not expect to pay cash dividends in the foreseeable future.  Any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.  If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

If the Company were to dissolve or wind-up, holders of our Common Stock may not receive a liquidation distribution.

If we were to wind-up or dissolve the Company and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we would owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any shares you may hold.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock, should a public market develop in the future.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Risks Relating to the Business, Finances and Operations of the Combined Companies

Arrogene has incurred substantial losses, SRKP has experienced negative cash flow, and the combined company may never become profitable.

Arrogene has incurred cumulative net operating losses and both companies have experienced negative cash flow.  Arrogene’s independent public accountants have raised substantial doubt about its ability to continue as a going concern in connection with the audit of Arrogene’s October 31, 2011 financial statements. It is expected that the combined company will continue to experience operating losses and negative cash flow for the foreseeable future, which will impact the financial results of SRKP. Accordingly, there can be no assurance that SRKP’s revenues will ever exceed its expenses or, in the event that it does achieve profits, that it will remain profitable.

The combined companies will require additional funding which may not be available on favorable terms or at all.

After the Exchange, SRKP will require additional funds to support its working capital and planned development requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources.  Adequate funds may not be available when needed or may not be available on favorable terms. If the Company raises additional funds by issuing equity securities or convertible debt securities, existing shareholders may be diluted or have their rights subordinated to newly-issued senior securities. If funding is insufficient at any time in the future, SRKP may not be able to develop or commercialize its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm its business.

The future capital requirements of SRKP depend upon many factors, including the following:

•	the cost of building brand awareness for a new company;
•	the cost of developing and testing its technologies;
•	the rate at which the company expands its operations both domestically and internationally; and
•	the cost of commercializing its products.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in the Private Placement and the Exchange.  All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.  This current report is not an offer of securities for sale.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation by our independent registered public accountants in the future.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.   The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants may be required in the future and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;
•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
•	the ability to use registered securities to make acquisition of assets or businesses;
•	increased visibility in the financial community;
•	enhanced access to the capital markets;
•	improved transparency of operations; and
•	perceived credibility and enhanced corporate image of being a publicly traded company.

  There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.   In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements include, but are not limited to, statements regarding the following:

  *

     our ability to effectuate and maintain the License;

*	our marketing plans and target markets;

*	strategic business relationships;

*	statements about our future business plans, strategies and prospects;

*	anticipated operating results and sources of future revenue;

*	our organization's growth;

*	anticipated regulatory approval paths and timeframes;

*	our intellectual property;

*	the efficacy of our technology;

*	adequacy of our financial resources;

*	development of new products and markets;

*	competitive pressures;

*	changing economic conditions; and

*	expectations regarding competition from other companies.

Although we believe that any forward-looking statements we make in this current report are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this current report, include:

*	changes in general economic and business conditions affecting our efforts to commercialize our technology;

*	changes in regulatory requirements; and

*	changes in our business strategies.

In light of the significant uncertainties inherent in the forward-looking statements made in this current report, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.02 for a description of the Company’s securities post-Share Exchange, and Private Placement and related discussion of market price, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides Arrogene’s audited financial statements as of and for the two years ended October 31, 2011 and unaudited pro forma financial information.

 Item 2.02   Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s financial statements and the related notes, and the other financial information included in this current report.

Overview

The following discussion pertains to the business, financial results and financial position of Arrogene.

Business Summary

Arrogene was founded to commercialize both a new cancer treatment targeting technology and a proprietary molecular delivery platform that interferes with those targets in order to inhibit and finally eradicate tumor progression.  Subsequent to the consummation of the Exchange Agreement, Arrogene expects to complete the acquisition of the License from CSMC in Los Angeles, one of the nation’s premiere research institutions.  CSMC has developed a family of related nano-biopolymers (collectively referred to here as Polycefin™), believed capable of acting as a drug delivery and targeting platform for cancer therapy. 1 The founders of Arrogene were principally involved in all research and development behind all critical discoveries and science at CSMC related to Polycefin and authored all the patents underlying the technologies behind Polycefin (the “Technology”) and include internationally acclaimed brain surgeon and scientist Dr. Keith Black, Dr. Julia Ljubimova, Dr. Eggehard Holler, Dr. Alex Ljubimova.  Work on Polycefin involved seven years of development and over $6,000,000 of grants funded mainly from the NIH.  We believe the same platform can be an effective targeting platform for diagnostic imaging of tumors and other conditions through MRI and other modalities based on preclinical testing.  The platform targets certain cancer cells and delivers a variety of bound therapeutics or imaging agents to them.2  In vivo studies show evidence that when attached to the platform,

1 H. Ding et al. / Biomaterials 32 (2011) 5269e5278 (Specifically pages 5275-5277)

2 Hinkal et al., IEEE Nanotechnology Magazine, Cancer Therapy through nanomedicine, June 2011 (pages 10  & subseqents)

drugs for cancer therapy could have increased treatment efficacy and reduced side effects. 1 Imaging studies have shown the potential of using the platform to improve the visualization, accuracy, and definition of cancers, including the ability to image certain metastatic cancers which are difficult to detect or visualize using conventional diagnostic imaging techniques. 2 In vivo and in vitro studies, many of which have been published, have shown that tumor size was reduced and animal survival increased using the targeting platform in conjunction with therapeutics as compared to using those same therapeutics in conventional therapies.  3 4 5

Polycefin has the ability to harbor various drugs at the same time making it a potential master delivery vehicle that can be customized for a particular tumor and even for an individual patient.6 Additionally, in vivo testing has shown effectiveness against more than one, widely different, type of cancer (breast and brain), suggesting that Polycefin’s application might be flexible and appropriate to a wide range of cancer types and therapeutics. 7 8 9

Arrogene’s product development plan focuses on delivering a diagnostic imaging product line first, due to the relatively simpler regulatory approval process associated with diagnostic imaging agents over therapeutics.  Much pre-clinical and clinical work necessary to support the diagnostic imaging products can also be leveraged, to support the filing for an IND application for therapeutics agents, a process that Arrogene intends to follow as a second step.  Early indications for both the diagnostic imaging and therapeutics product lines center around primary lung, brain and breast cancers and their metastatic forms into the brain.  As survival rates for these primary cancers improve, increasingly significant percentiles of the patient population are developing metastatic forms of these cancers, which are often found late stage and have few or no treatment options.  Arrogene estimates that 30% of breast and 75% of lung primary cancers metastasize to the brain, based on published studies.  Polycefin’s ability to pass through the Brain Blood Barrier makes it ideally suited for use as a diagnostic and/or therapeutic to treat such metastatic cancers and might present an early market opportunity. 10

It is estimated that approximately 207,000 new cases of breast cancer are diagnosed every year in the U.S.11  Approximately 204,000 cases of lung cancer are diagnosed annually.12 Additionally there are between 120,000 and 140,000 annual cases of cases of secondary brain cancers.13 Based on these patient populations, and certain price and usage assumptions, Arrogene has estimated the market potential for the diagnostic imaging products for these indications at a minimum of $400 million annually.  The market potential for the therapeutics

1 www.pnas.org/cgi/doi/10.1073/pnas.1003919107  (Specifically pages 4 and subsequents)

2 H. Ding et al. / Biomaterials 32 (2011) 5269e5278 (Specifically pages 5275-5277)

3 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

4 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

5 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

6 Hinkal et al., IEEE Nanotechnology Magazine, Cancer Therapy through nanomedicine, June 2011 (pages 10  & subseqents)

7 Cancer Res; 71(4) February 15, 2011 (Pages 1454-1463)

8 PLoS ONE, 7 (2) e31070, February 2012 (pages 1-7)

9 Nature Reviews Drug Discovery | AOP, published online 19 November 2010; doi:10.1038/nrd3332

10 www.pnas.org/cgi/doi/10.1073/pnas.1003919107  (Specifically pages 4 and subsequents)

11 2010 Cases, sourced from Breast Cancer.org

12 Center for Disease Control

13 Victor Tse, eMedicine, Stanford University,  March 2011

products for the same indications, based on the same assumptions, is estimated to exceed $30 billion annually.

We plan to bring our products to market using a licensing and cost sharing strategy.  We will seek to joint venture with pharmaceutical companies with existing cancer therapy drugs or active diagnostic imaging agents.  This licensing strategy offsets some of the risks to the licensee while creating strong incentives to the partners to execute successfully and to scale in the marketplace.  It also may limit our risk, as we begin phases I and II clinical work only with a commitment by the licensee to complete phase III clinical trials and go to market, if successful.

As previously disclosed, CSMC confirmed in writing on March 9, 2012 that the License is in full force and effect.

Over the following twelve months we plan on focusing our activities on development of our medical diagnostic applications.  We have a number of objectives and milestones that we plan to pursue utilizing the proceeds from the Private Placement including subsequent closings, if any.  Such objectives and milestones include having our recently retained regulatory consultant  help us define the appropriate approval pathway and devise a regulatory strategy, and having a chemist  working at CSMC on our behalf dedicate their efforts towards development of our technology, develop, design and conduct preclinical studies, obtain IRB approval for a clinical study and commence a clinical study.   There are various factors that can influence the timing of starting and completing these objectives and milestones as well as the total costs.  Such factors include, but are not limited to, the pace and success of scientific developments, the availability of financial and human resources, competing demands of our scientific team, and changes in regulatory requirements.  We have budgeted approximately $600,000 over the next twelve months towards these efforts but given the inherent uncertainty and variability related to these activities, we cannot accurately predict start dates, completion dates and total costs.

General Factors

Our profitability will be affected by costs associated with our efforts to develop Polycefin into a commercial product including regulatory approvals, the expansion of our general and administrative capabilities, and the expenses that we incur as a publicly-traded company.  These costs include costs associated with, among other things, financial reporting, information technology, complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions.

Recent Events

1.

On January 11, 2012, Arrogene consummated the Exchange Agreement dated as of July 18, 2011, with SRKP.    Pursuant to the terms of the Exchange Agreement, SRKP  issued an aggregate of 12,660,000 shares of common stock to acquire 100% of the issued and outstanding securities of Arrogene in a transaction structured as a stock-for-stock exchange.  The SRKP shareholders also cancelled an aggregate of 5,454,780 shares of common stock held such that they will hold an aggregate of 1,641,610 shares of common stock immediately after the Share Exchange.  The SRKP shareholders also cancelled an aggregate of 7,096,390 warrants such that the SRKP shareholders held no warrants immediately after the Share Exchange.  In addition, we consummated an initial closing of a private placement concurrently with the Share Exchange.  Upon completion of the Exchange, and giving effect to the Share and Warrant Cancellations and initial closing of the private placement, the shareholders of Arrogene own shares of SRKP Common Stock representing, when issued, approximately 86% of the total issued and outstanding shares of SRKP in a transaction that resulted in a change in control of SRKP.

2.

On January 11, 2012, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction.  Pursuant to subscription agreements entered into with the investors, the Company sold and issued an aggregate of 502,000 Units at a private offering price of $1.00 per Unit for gross proceeds of $502,000.  Each Unit sold in the Private Placement consisted of (i) one share of Common Stock, and (ii) two Common Stock purchase warrants that are exercisable for five years from the date of issuance.  One of the Warrants is exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share; and a second Warrant is exercisable to purchase one share of Common Stock at an exercise price of $2.00 per share.

3.

On February 8, 2012, the Company consummated the second closing of the Private Placement having sold an additional 610,000 Units for gross proceeds of $610,000 and net proceeds of $479,825.

4.

On March 30, 2012, the Company consummated the third closing of the Private Placement having sold an additional 495,250 Units for gross proceeds of $495,250 and net proceeds of $431,245.  Through the first three closings, a total of 41 investors purchased Units in the Private Placement.  The Private Placement will continue through the combined efforts of the Company’s officers and directors and the Placement Agents until the Maximum Offering of 4.0 million Units is sold or it is terminated by agreement of the Company and the Placement Agents.  To date, an aggregate of 41 investors have purchased Units in the Private Placement.

5.

On December 23, 2009, Arrogene entered into an agreement for the right to an exclusive license agreement with which provides Arrogene with the world-wide rights to U.S Patent No. 7,547,511 “Antisense Inhibition of Laminin-8 Expression to Inhibit Human Gliomas” along with related technical information to develop, market and sell human therapeutic and diagnostic products, including new pharmaceutical products and/or non-prescriptive products using the patented technology (the “CSMC Agreement”). The CSMC Agreement also provides Arrogene with the rights to several other related, filed, but yet unissued patents.  The CSMC Agreement requires royalty payments equal to 3.5% of the gross sales price and other forms of consideration (such as milestone and sublicense payments), as defined in the agreement, on all products using the licensed technology.  Arrogene expects to effectuate the License subsequent to the Exchange, of which there can be no assurance.

6.

In October 2010, Arrogene commenced the sale of convertible notes (the “Convertible Notes”).  The Convertible Notes are convertible into shares of our common stock at $.30 per share (the “Conversion Price”).  In the event that Arrogene consummates a subsequent financing at a price per share equivalent to $.60 per share or less (the “Lower

Price”), then the Conversion Price shall automatically be adjusted downward to 50% of the Lower Price. The Convertible Notes do not bear interest and are due and payable on December 15,  2011, as amended.  As a result, the Convertible Notes are in technical default although the holders of the notes have not declared an event of default, as defined in the Convertible Note agreements. The Convertible Notes are secured by a first lien security interest on all of Arrogene’s tangible and intangible assets.   Arrogene sold an aggregate of $726,550 in Convertible Notes. While, holders representing $559,550 of Convertible Notes have agreed to convert their notes into shares of common stock upon the Company receiving at least $1.0 million in aggregate gross proceeds from the sale of Units, the Company consummating the Exchange, and the Company effectuating the License, those conversions will have to be executed again because the conversion price was reduced from $0.30 per share to $0.15 per share as a result of a negotiated inducement with the collateral agent for the Notes. Between February 17, 2012 and March 30, 2012,  a total of 41 holders representing $716,550 in Notes converted their Notes into 4,777,000 shares of common stock.  In the event we are not successful in converting the remaining $10,000 Note we have sufficient cash on hand to repay without impacting our planned operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities.  On an on-going basis, we evaluate our estimates including those related to valuing our derivative instruments, share-based compensation, and contingencies.  We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue Recognition

While we have not generated revenue to date, we will recognize revenue when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable.  Revenue arrangements that include multiple deliverables are divided into separate units of accounting if the deliverables meet certain criteria.  If applicable, we will record product revenues net of revenue reserves such as sales returns and allowances.   This accounting policy for revenue recognition may have a substantial impact on our reported results and relies on certain estimates that can require difficult, subjective and complex judgments on the part of management.

Share-Based Payments

We account for share-based payment costs at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. For stock options that may be granted in the future, the estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We will consider various factors when estimating expected forfeitures, including historical experience. Actual results may differ substantially from these estimates.

We determine the fair value of warrants and stock options using the Black-Scholes valuation model, which considers the exercise price relative to the market value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield, and the estimated period of time option grants will be outstanding before they are ultimately exercised.  Significant management judgment is required in making certain of these assumptions.

Fair Value Measurements

We measure our financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Additionally, we are required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The fair value hierarchy is defined as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recently Issued Accounting Pronouncements

In June 2010, the FASB issued ASU No. 2010-17, Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. This guidance was adopted effective November 1, 2010. The adoption of this guidance did not impact our financial statements.

In January 2010, the FASB issued Accounting Standards Update ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements”. This guidance requires new disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The adoption of this guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We have adopted this guidance in the financial statements presented herein, which did not impact our financial position or results of operations.

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. This new accounting guidance relates to the revenue recognition of multiple element arrangements. The new guidance states that, if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price for separate deliverables and allocate arrangement consideration using the relative selling price method. We adopted this guidance as of November 1, 2010 on a prospective basis. The adoption of this guidance did impact our financial statements.

In October 2009, the FASB issued authoritative guidance on multiple-deliverable revenue arrangements, ASC 605-25. This guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. The guidance establishes a hierarchy for determining the selling price of a deliverable which is based on vendor-specific objective evidence, third-party evidence, or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements are also required. This guidance is effective for the Company beginning fiscal year 2011. This guidance was adopted effective November 1, 2010. The adoption of this guidance did not impact our financial statements

Results of Operations

Year Ended October 31, 2011 Compared to the Year Ended October 31, 2010

General and Administrative Expense

General and administrative expenses increased by $511,163, or approximately 142%, for the year ended October 31, 2011 compared to the year ended October 31, 2010.  The increase is primarily due to an increase in consulting, legal and rent expense.  The increase in these expenses are all due to an expansion in the operating activities of Arrogene between years.

Other Income (Expense)

Other expense increased by $119,446 for the year ended October 31, 2011 compared to the year ended October 31, 2010.  This increase is the result of an increase in interest expense.  The increase in interest expense between years is the result of amortization of debt offering costs and debt discount related to the sale of Convertible Notes in 2011.

Net Loss

As a result of the factors described above, the net loss increased by $630,609 for the year ended October 31, 2011 compared to the year ended October 31, 2010.

Liquidity and Capital Resources

Sources of Capital

As of October 31, 2011, Arrogene had $2,094 of cash on hand.  As described further above, on January 11, 2012, Arrogene consummated the Exchange with SRKP and concurrently closed on the Private Placement receiving net proceeds of $404,688 after payment of commissions and other expenses associated with the offering.  Effective February 8, 2012, Arrogene consummated the second closing of the Private Placement having sold an additional 610,000 Units at $1.00 per Unit, receiving net proceeds of approximately $479,825 in net proceeds. Under the terms of the private placement memorandum, as amended, we may sell up to an aggregate of 4.0 million Units.  In aggregate, if all of the Units are sold (excluding the overallotment option), gross proceeds of $4.0 million may be raised. The Private Placement will continue until such time as it is terminated by agreement of the Company and the Placement Agents. Additional Placement Agent commissions and fees will only be payable if additional Units are sold in the offering.  In addition, based on the Units sold through the date of this Report, $1,757,000 in gross proceeds may be available to us upon the exercise of the Warrants of which exercise cannot be assured.

Requirements of Capital

As of October 31, 2011, the outstanding balance of the Convertible Notes was $726,550.   The Convertible Notes matured on December 15, 2011as described above.  Between February 17, 2012 and March 30, 2012, a total of 41 holders representing $716,550 of Convertible Notes converted their notes into 4,777,000 shares of common stock. Such agreements were formally documented through conversion notices.

In addition to the costs associated with operating our business in accordance with our plan and complying with public company reporting requirements, the CSMC Agreement requires that we expend $500,000 and $1,000,000 during the calendar years ending December 31, 2012 and 2013, respectively, towards the development of one or more products using the Technology.

Management’s Outlook

We believe that existing cash on hand, when combined with the net proceeds received from the first closing, will be sufficient to fund our planned operations and contractual commitments for at least the next six months. However, this operating plan contemplates the delay of certain research and development expenditures and payments over time of certain accrued expenses during this six month period.  The Company is continuing to market the sale of the Units subsequent to the Exchange and is authorized to sell up to 4.0 million Units in aggregate.  While management is hopeful that a sufficient number of Units will be sold to fund the Company’s planned activities and contractual operations for at least the next twelve months, there is no assurance that we will be successful in these efforts.  As described in the Risk Factors included elsewhere in this Form 8-K, we were required to effectuate the License by October 31, 2011 but did not meet all of the conditions precedent to doing so by that date.  However, CSMC has confirmed in writing that it considers the License effectuated upon satisfaction of all conditions precedent regardless of timing. No  assurance can be provided that we will raise additional capital beyond the first three closings of the Private Placement, or that the remaining Convertible Note holder will convert their note into Common Stock.

The success of our business will depend in great part on our ability to conduct research and development on the Technology covered by the License.  Our plan forecasts the need for additional capital beyond the next twelve months even if the Maximum is raised.   Our ability to conduct research and development activities is greatly dependent upon our financial resources.  No assurance can be given that the necessary financing will be available on terms acceptable to us, if at all.  If adequate additional funds are not available when required, we may have to delay, scale-back, or eliminate certain aspects of our research, testing and/or development activities.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

  Item 3.02   Unregistered Sales of Equity Securities.

a.

On January 11, 2012, pursuant to the terms of the Exchange Agreement entered into by and among SRKP and Arrogene (as described in Item 2.01 above), SRKP issued 12,660,000 shares of common stock to the shareholders of Arrogene in exchange for all of the issued and outstanding shares of Arrogene.  The securities were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  The shareholders of Arrogene are qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

b.

On January 11, 2012, we conducted an initial closing of the previously described Private Placement (as described in Item 2.01 above).  We received gross proceeds of approximately $502,000 in a private placement transaction; up to $4 million of Units consisting of Common Stock and Warrants Stock is being offered in the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 502,000 Units at a price of $1.00 per Unit.  Each Unit sold in the Private Placement consisted of (i) one share of Common Stock and (ii) two Common Stock purchase warrants (the “Warrants”) that are exercisable for five years from the date of issuance.  One of the Warrants is exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share; and a second Warrant is exercisable to purchase one share of Common Stock at an exercise price of $2.00 per share. The Securities were offered and sold through GVC Capital LLC and WestPark Capital, Inc. as co-placement agents (the “Placement Agents”) on a best efforts, all-or-none basis as to the first 500,000 Units ($500,000 and on a best efforts basis as to the remaining 3,500,000 Units ($3.5 million If the Offering is over-subscribed, we may, in our sole discretion, accept subscriptions for an additional 800,000 Units ($800,000), or a total Offering of 4,800,000 Units ($4.80 million).

c.

On February 8, 2012, we consummated the second closing of the Private Placement, having sold an additional 610,000 Units at a price of $1.00 per Unit, receiving net proceeds of approximately $479,825.

d.

On March 30, 2012, we consummated a third closing of the Private Placement, having sold an additional 495,250 Units at a price of $1.00 per Unit, receiving net proceeds of approximately $431,245.

e.

On July 13, 2012, we consummated a fourth closing of the Private Placement, having sold an additional 280,000 Units at a price of $1.00 per Unit, receiving net proceeds of approximately $243,600.   To date, an aggregate of 49 investors have purchased Units in the Private Placement.

We are selling the Units under a continuous Private Placement.  In connection therewith, the Placement Agents are currently marketing to, and the Company meeting with, potential investors. Those marketing efforts include contacts with clients of the Placement Agents, including providing those clients with the Company’s offering materials, telephone calls and face to face meetings. Closings will take place upon the mutual agreement of the Company and the Placement Agents.  Upon each closing of the Private Placement, the Placement Agents are to be paid a commission equal to 10% of the gross proceeds from the financing and a 3% non-accountable expense allowance, in addition to Placement Agent Warrants equal to 10% of the number of shares of common stock underlying the Units sold in the Offering.  The Placement Agent Warrants shall be exercisable for five years and shall have an exercise price of $1.00 per share for Warrants issued on the Units, and an exercise price of $1.50 and $2.00 per share for Warrants issued on the Warrants included in the Units. The Private Placement will continue until terminated by agreement of the Company and the Placement Agents.  We currently expect the Private Placement to continue through March 2012.

The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration.

DESCRIPTION OF SECURITIES

SRKP’s authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.  Upon completion of the Share Exchange and Minimum Offering, (and after giving effect to the Share and Warrant Cancellation), there were 14,803,610 shares of Common Stock issued and outstanding.  There are no shares of preferred stock outstanding.

Units

We have and will issue up to 4,000,000 Units, with each Unit consisting of one share of our Common Stock and two Warrants.  The Units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the Common Stock and the Warrants that form the Unit.

Common Stock

Voting Rights.  The holders of Common Stock are entitled to one vote per share on all matters.  The Common Stock does not have cumulative voting rights, which means that holders of the shares of Common Stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends.  Each share of Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors.  We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Liquidation.  In the event we dissolve, liquidate or wind up, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

Other.  The holders of shares of Common Stock have no preemptive, subscription or redemption rights and are not liable for further calls or assessments.  However, CSMC has the right to maintain an ownership of at least 5% of our total issued and outstanding shares through December 31, 2015, in the event that we sell additional shares of Common Stock so that we may issue additional shares of Common Stock to CSMC for no additional compensation to assure it of its ownership percentage.  All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

Warrants

Each Unit sold in the Private Placement includes two (2) Warrants, each exercisable for five years.  One Warrant is exercisable to purchase a share of Common Stock at an exercise price of $1.50 per share, and one Warrant is exercisable to purchase a share of Common Stock at an exercise price of $2.00 per share (the “Exercise Prices”). The Warrants shall contain customary anti-dilutions rights (for stock splits, stock dividends and sales of substantially all the Company’s assets) and piggyback registration rights.  We have authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Warrants.  The Warrants will be exercisable to purchase up to a total of 8,000,000 shares of our Common Stock, unless the over-subscription option is exercised, in which case the Warrants are exercisable to purchase a total of 9,600,000 shares of Common Stock.  To date, we have sold and there are outstanding warrants exercisable to purchase an aggregate of 1,112,000 shares at $1.50 per share and warrants exercisable to purchase an aggregate of 1,112,000 shares at $2.00 per share.

The Company shall have the right to redeem any or all outstanding and unexercised Warrants evidenced at a redemption price of $0.001 per Warrant upon fourteen (14) days' written notice in the event (i) a Registration Statement registering for sale under the Securities Act, the shares of the Company's Common Stock issuable upon exercise of the Warrant, has been filed with the Securities and Exchange Commission and is in effect on the date of written notice and the redemption date contained therein, (ii) there exists on the date of written notice a public trading market for the Company's Common Stock and such shares are listed for quotation on the NASDAQ Stock Market, the OTC Electronic Bulletin Board, or a national exchange (iii) the public trading price of the Company's Common Stock has equaled or exceeded 250% of the Exercise Price, as then in effect, for twenty (20) out of thirty (30) consecutive Trading Days immediately preceding the date of such notice, and (iv) the average daily trading volume of the Common Stock for the twenty (20) out of thirty (30) consecutive Trading Days immediately preceding the date of such notice was at least 50,000 shares.  On each occasion that the Company elects to exercise its rights of redemption, the Company must mail such written notice within fourteen (14) days following the satisfaction of all of the foregoing conditions.  The holders of the Warrants called for redemption shall have the right to exercise the Warrants evidenced hereby until the close of business on the date next preceding the date fixed for redemption.  On or after the date fixed for redemption, the holder hereof shall have no rights with respect to this Warrant except the right to receive $0.001 per Warrant upon surrender of the Warrant.

In no event shall the holder of a Warrant be entitled to exercise the Warrant to the extent that after such exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed to be beneficially owned through the ownership of the unexercised Warrant) and (ii) the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of this provision is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company.  For purposes of this provision to the immediately sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.  The forgoing limitation does not apply to a Warrant holder who at the time of such exercise is already the beneficial owner of 5% or more of the Company’s issued and outstanding shares of Common Stock, or in the event the Warrants are called for redemption.

The Warrant exercise price and the number of shares of Common Stock purchased upon exercise of the Warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the Common Stock.

We are not required to issue any fractional shares of Common Stock upon the exercise of Warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions.  We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of Common Stock on the OTC Bulletin Board or other principal trading platform for the Common Stock.

The Warrants may be exercised upon surrender of the certificate representing such Warrants on or prior to the expiration date of such Warrants at the offices of the warrant agent with the “Form of Exercise Purchase” on the Warrant completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of Warrants being exercised.  Shares of Common Stock issued upon exercise of Warrants for which payment has been received in accordance with the terms of the Warrants will be fully paid and nonassessable.

The Warrants do not confer on the warrant holder any voting or other rights of our shareholders until conversion thereof.  A form of the Warrant is attached hereto as Exhibit 10.7.  The two Warrants are identical except for the Exercise Prices.

As of the date of this Report, the Company had 2,236,783 warrants outstanding, inclusive of the Warrants issued in connection with the sale of the Units, with a weighted average exercise price of $0.92.

Preferred Stock

Our board of directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges.  Our board of directors has no plans, agreements, or understandings for the issuance of any shares of preferred stock.

Transfer Agent

We do not presently have a transfer agent.   We intend to engage the services of a transfer agent in the future.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Market Information

There currently exists no public trading market for our securities.  We do not intend to develop a public trading market until our Private Placement has terminated.  There can be no assurance that a public trading market will develop at that time or be sustained in the future.  Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this current report, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.  Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in our common stock.

Upon completion of the Private Placement, we intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the date of this current report, we have 41 shareholders of record of the Company’s common stock.

Risks Associated with Future Trading

We intend to apply for the listing of our common stock on the OTC Bulletin Board.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•

Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•

Our financial position and results of operations;

•

Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•

Announcements of innovations or new products or services by us or our competitors;

•

U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•

The development of litigation against us;

•

Period-to-period fluctuations in our operating results;

•

Changes in estimates of our performance by any securities analysts;

•

The issuance of new equity securities pursuant to a future offering or acquisition;

•

Changes in interest rates;

•

Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

Investor perceptions of us; and,

•

General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•

prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or,

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•

provide our board of directors with the ability to alter its bylaws without stockholder approval;

•

provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and,

•

provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Item 5.01   Changes in Control of Registrant.

Pursuant to the terms of the Exchange Agreement, effective January 11, 2012 the Company issued an aggregate of 12,660,000 shares of Common Stock to the shareholders of Arrogene, pro rata, in exchange for 100% of the equity interest in Arrogene.  Under the terms of the Exchange Agreement or as a result of the transactions contemplated by the Exchange Agreement:

•

Arrogene became a 100%-owned subsidiary of SRKP 16.

•

We issued an aggregate of 12,660,000 shares of Common Stock to the shareholders of Arrogene, pro rata.

•

We caused 5,454,780 shares of our Common Stock held by certain of our stockholders to be cancelled and extinguished (the “SRKP 16 Share Cancellation”);

•

We caused 7,096,390 warrants held by certain of our stockholders to be cancelled and extinguished (the “SRKP 16 Warrant Cancellation”);

•

We conducted a first closing of a private placement offering resulting in proceeds of $502,000 (the “Private Placement Offering”); and thereafter the Private Placement Offering will continue until a Maximum Offering of up to $4.0 million is sold (which may be increased by $800,000 to cover over-allotments), or until January 31, 2012, whichever occurs first; and,

•

We will change our name to “Arrogene, Inc.” or such name as selected by Arrogene and approved by the board of directors and shareholders.

As a result of the Share Exchange, we became a 100% parent corporation of Arrogene, and the shareholders of Arrogene became stockholders of SRKP 16.  According to the terms of the Exchange Agreement, immediately following the closing of the Share Exchange and the initial closing of the Private Placement Offering, we had approximately 14.8 million shares of Common Stock issued and outstanding (excluding outstanding warrants); the former Arrogene shareholders  own approximately 86% of our outstanding Common Stock, the pre-existing stockholders of SRKP own approximately 11% of our outstanding Common Stock, and investors in the Private Placement own approximately 3% of our outstanding Common Stock.   Consummation of the Share Exchange resulted in a change-of-control of our Company on the date the Share Exchange was completed.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” Exchange pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The securities issued to the Arrogene shareholders were issued in reliance upon exemptions from registration pursuant to (i) Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. The Arrogene shareholders took the Exchange Shares subject to a lock-up agreement whereby they will agree not to resell any of the Exchange Shares for a period of two years and thereafter will resell subject to certain volume limitations defined by the then prevailing public trading price of the Exchange Shares, should such a public trading price develop. The Arrogene shareholders further agreed to resell the securities only pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. A form of the Subscription Agreement and Lock-Up Agreement executed by the Arrogene shareholders is filed herewith as Exhibit 10.1.

As discussed above, our former board of directors, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos,  appointed Maurizio Vecchione, Julia Ljubimova and Robert Stuckelman to the board of directors of our Company, with Robert Stuckelman serving as Chairman of the Board.   Mr. Rappaport, who was our President and a director, and Mr. Pintsopoulos, who was our Chief Financial Officer, Secretary and a director, then resigned from all of their respective director and executive positions with our company.  In addition, concurrent with the closing of the Share Exchange, our reconstituted board appointed Maurizio Vecchione as our Chief Executive Officer; Julia Ljubimova as our President and Chief Scientific Officer and Jeffrey Sperber as our Chief Financial Officer.

.

Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our Company on the date the Share Exchange was completed.

THE PRIVATE PLACEMENT

On January 11, 2012, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold and issued an aggregate of 502,000 Units at a private offering price of $1.00 per Unit for gross proceeds of $502,000.  Each Unit sold in the Private Placement consisted of (i) one share of Common Stock, and (ii) two Common Stock purchase warrants (the “Warrants”) that are exercisable for five years from the date of issuance.  One of the Warrants is exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share; and a second Warrant is exercisable to purchase one share of Common Stock at an exercise price of $2.00 per share. The Units, the Shares, the Warrants, and the Common Stock into which the Warrants are exercisable will be referred to as the “Securities.” The Securities were offered and sold through GVC Capital LLC (“GVC”) and WestPark Capital, Inc. (“WestPark”) as co-placement agents (the “Placement Agents”) on a best efforts, all-or-none basis as to the first 500,000 Units ($500,000) (the “Minimum Offering”) and on a best efforts basis as to the remaining 3,500,000 Units ($3.5 million). (the “Maximum Offering”).  If the Offering is over-subscribed, we may, in our sole discretion, accept subscriptions for an additional 800,000 Units ($800,000) (the “Over-Allotment Option”), or a total Offering of 4,800,000 Units ($4.80 million).

On February 28, 2012, the Company consummated the second closing of the Private Placement having sold an additional 610,000 Units for net proceeds of $479,825.

On March 30, 2012, we consummated a third closing of the Private Placement, having sold an additional 495,250 Units at a price of $1.00 per Unit, receiving net proceeds of approximately $431,245.

On July 13, 2012, we consummated the fourth closing of the Private Placement, having sold an additional 280,000 Units at a price of $1.00 per Unit, receiving net proceeds of approximately $243,600. The offering will continue until the sale of the Maximum Offering or it is terminated by agreement of the Company and the Placement Agents.

Upon the final closing of the Private Placement, the Placement Agents are to be paid a commission equal to 10% of the gross proceeds from the financing and a 3% non-accountable expense allowance, in addition to Placement Agent Warrants equal to 10% of the number of shares of common stock underlying the Units sold in the Offering.  The Placement Agent Warrants shall be exercisable for five years and shall have an exercise price of $1.00 per share for Warrants issued on the Units, and an exercise price of $1.50 and $2.00 per share for Warrants issued on the Warrants included in the Units. Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was Chief Financial Officer and an officer and director prior to the Share Exchange.  Each of Messrs.  Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

SHARE AND WARRANT CANCELLATION

The shareholders and warrantholders of SRKP  prior to the Share Exchange agreed to cancel an aggregate of 5,454,780 shares of Common Stock and 7,096,390 warrants (the “Share and Warrant Cancellations”).   The consideration for the Share and Warrant Cancellations was the facilitation of the Share Exchange and Arrogene acquisition.  As a result of the Share and Warrant Cancellations, the shareholders of the Company owned an aggregate of 1,641,610 shares of Common Stock immediately prior to the Share Exchange, representing approximately 11% of the total issued and outstanding shares of Common Stock immediately after the Share Exchange.   The cancellation agreements were obtained from the eleven SRKP shareholders and warrantholders by the principals of Westpark , each of whom had previously invested in other companies promoted by Westpark Capital and/or Rick Rappaport. ..

THE CSMC LICENSE

In December 2009, Arrogene obtained an exclusive option to license from CSMC all relevant intellectual properties and their exploitation rights. The option to license agreement has been amended four times.  A copy of the License and all amendments thereto are filed herewith as Exhibits 10. 2, 10.3, 10.4, 10.5, and 10.6. As consideration for this license option, Arrogene issued CSMC 31,900 shares of Common Stock.  In November 2011, Arrogene issued CSMC an additional 1,468,100 shares of Common Stock and Arrogene paid CSMC a one-time license fee of $40,000 to satisfy certain conditions precedent to effectuating the License.  The CSMC Agreement required all conditions precedent to be satisfied by October 31, 2011 in order to effectuate the License, including consummating the Exchange and raising at least $1.0 million in connection with the Private Placement.  While we fulfilled all of the conditions after October 31, 2011,  on March 9, 2012 CSMC confirmed in writing that the License is in full force and effect.

By virtue of having effected the License, Arrogene has an exclusive license for all underlying intellectual properties, including patents, patents pending and future patent rights.  Pursuant to the License, CSMC will participate in the future revenue of the Company by virtue of a 3.5% royalty on gross revenues, as defined in the License, realized by the Company directly related to the licensed intellectual properties.  Also, Arrogene has the ability to enter into sub-licenses of the technology.  Arrogene has also been  granted certain additional rights on future derivative intellectual properties and improvements developed by CSMC, in the form of a 90 day exclusive first right to negotiate with CSMC to obtain one or more licenses in the Field of Use and/or future technical information in the Field of Use. “Field of Use” is defined as  human therapeutic products, including new pharmaceutical products and/or non-prescriptive products based on, or utilizing the patent rights and/or technical information developed in the course of the program.  However, such first rights to negotiate do not provide any assurance that we will be able to come to agreement with CSMC on such derivative intellectual property rights.

Additionally, the License provides Arrogene with laboratory access and use of CSMC's research laboratory and facilities for Arrogene’s research and development needs.  CSMC research facilities include  sophisticated laboratories and related systems.  Additionally, the Arrogene team is co-located within CSMC's facilities.  The laboratory access agreement provides a formal framework for CSMC scientists to collaborate with Arrogene as well as for Arrogene to commission studies from CSMC.   We will have to compensate CSMC for any formal studies that we commission.  Further, the use of NIH grant funding by CSMC to develop the Polycefin technology will not impact our ability to exclusively leverage the technology.

Arrogene must meet certain performance milestones in order to maintain the License. If the Company fails to meet any of these milestones, the License may be terminated by CSMC. Those performance milestones include:

•

On or before December 31, 2012, Arrogene shall begin development or enter into a license, sub-license or joint venture with a non affiliated third party to cause development of at least one product;

•

Arrogene must expend at least $500,000 on product development by December 31, 2012; and at least $1.0 million on product development each year through December 31, 2013;

•

Within four years, Arrogene shall pay CSMC $150,000 to cooperatively fund further technology development; and,

•

By December 31, 2013, Arrogene shall have commenced clinical trials on at least one commercial product candidate.

Further, in the event the Company issues or sells shares of Common Stock in addition to those included in the Private Placement, the License requires that the Company issue to CSMC additional shares of Common Stock for no additional consideration so as to assure CSMC will own 5% of the total issued and outstanding shares of the Company through December 31, 2015.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

The shares of our Common Stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  The shares of our Common Stock issued to the shareholders of Arrogene in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Arrogene.  Our relocated executive offices will be relocated to the principal offices of Arrogene: 5777 West Century Blvd # 360B, Los Angeles, CA  90045

For accounting purposes, the Share Exchange was accounted for as an acquisition of SRKP by Arrogene and a recapitalization of Arrogene.  The Share Exchange resulted in a change of control of our company.

 The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Effective upon the completion of the Share Exchange, our board of directors, which  consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Maurizio Vecchione, Julia Ljubimova and Robert Stuckelman to the board of directors of our Company, with Robert Stuckelman serving as Chairman of the Board.  Mr. Rappaport, who was our President and a director, and Mr. Pintsopoulos, who was our Chief Financial Officer, Secretary and a director, then resigned from all of their respective director and executive positions with our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our board appointed Maurizio Vecchione as our Chief Executive Officer; Julia Ljubimova as our Chief Scientific Officer and Jeffrey Sperber as our Chief Financial Officer.

The following discussion sets forth information regarding our prior executive officers and directors and current executive officers and directors after completing the Share Exchange.

PRIOR EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the Company’s previous directors and executive officers:

Name	Age	Position	Term

Richard Rappaport	50	President and Director	October 2007 to January 11, 2012

Anthony C. Pintsopoulos	53	Secretary, Chief Financial Officer and Director	October 2007 to January 11, 2012

The Company’s officers and directors are elected annually for a one year term or until their respective successors are duly elected and qualified or until their earlier resignation or removal. None of our former directors would be deemed “independent” within the meaning of Item 407(a) of Regulation S-K.

Richard A. Rappaport, President and Director, is the founder of WestPark Capital, Inc. and has been its Chief Executive Officer since September 1999. WestPark Capital, Inc. is a full service investment banking and securities brokerage firm, which serves the needs of both private and public companies worldwide, as well as individual and institutional investors. From April 1995 through September 1999, Mr. Rappaport was Director of Corporate Finance for Global Securities, where he was responsible for all of the firms North American Corporate finance activities. Global Securities was a registered broker-dealer that has since terminated operations. Mr. Rappaport also currently serves on the board of directors for the following public companies: SRKP 2, Inc., SRKP 3, Inc., SRKP 5, Inc., SRKP 10, Inc., SRKP 12, Inc., SRKP 14, Inc., SRKP 15, Inc., SRKP 16, Inc., SRKP 20, Inc., SRKP 23, Inc., SRKP 24, Inc., SRKP 25, Inc., SRKP 26, Inc., SRKP 27, Inc., SRKP 28, Inc. and SRKP 29, Inc.  Mr. Rappaport received a B.S. in 1981 from the University of California at Berkeley and a M.B.A. in 1986 from the University of California at Los Angeles.

Anthony C. Pintsopoulos , Chief Financial Officer, Secretary and a Director, is the President and Chief Financial Officer at WestPark Capital, Inc. Prior to joining WestPark Capital, Mr. Pintsopoulos was CFO and acting COO at Joseph, Charles & Associates(JCA) a full service investment banking and securities brokerage firm. Prior to JCA, from 1983 to 1995, Mr. Pintsopoulos served as CFO, Treasurer and Board Member of Safety 1st, Inc., a manufacturer of juvenile products. He administered the company’s IPO and Secondary Offerings. Preceding Safety 1st, Mr. Pintsopoulos worked at Coopers & Lybrand Boston, Massachusetts. Also he owned his own CPA Firm in Massachusetts before merging it into Vitale, Caturano & Co., PC (the largest CPA firm in New England, other than the Big 4). In his CPA business, he has worked with both public and private entities in all phases of business development. Mr. Pintsopoulos also currently serves on the board of directors for the following public companies: SRKP 2, Inc., SRKP 3, Inc., SRKP 5, Inc., SRKP 10, Inc., SRKP 12, Inc., SRKP 14, Inc., SRKP 15, Inc., SRKP 16, Inc., SRKP 20, Inc., SRKP 23, Inc., SRKP 24, Inc., SRKP 25, Inc., SRKP 26, Inc., SRKP 27, Inc., SRKP 28, Inc. and SRKP 29, Inc. He holds a Bachelor of Business Administration in Accounting from the University of Massachusetts, Amherst and holds NASD licenses 7, 24, and 63. He is a Certified Public

Accountant, a member of the Massachusetts Society of Certified Public Accountants (MSCPA) and the American Institute of Certified Public Accountants (AICPA).

Significant Employees

As of the date hereof, the Company has no significant employees.

Family Relationships

None.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

Board of Directors and Committees

The Company does not have standing audit, nominating or compensation committees of the Board or committees performing similar functions because the Company has no meaningful operations and no employees.  These functions are currently performed by the Board as a whole.  The Company does not have an audit committee charter or nominating committee charter.  The Company does not have a qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert.

Board Meetings and Shareholder Communications

The Board conducted all of its business and approved all corporate action during the fiscal year ended December 31, 2011 by the unanimous written consent of its members, in the absence of formal board meetings.  Holders of the Company’s securities can send communications to the board via mail or telephone to the Secretary at the Company’s principal executive offices.  The Company has not yet established a policy with respect to Board members’ attendance at the annual meetings.  A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President at the address appearing on the first page of this Report.

Director Independence

Presently we are not required to comply with the director independence requirements of any national securities exchange.  Prior to having our securities listed on any national securities exchange, we would appoint directors that meet the independence requirements of the applicable exchange.

Code of Ethics

On December 20, 2007, the Company adopted a formal code of ethics statement for senior officers and directors (the “Code of Ethics”) that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others. A form of the Code of Ethics is filed as Exhibit 14.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 5, 2008.

Requests for hard copies of the Code of Ethics should be sent in writing to SRKP 16, Inc., Attention: Secretary, 5777 West Century Blvd # 360B, Los Angeles, CA  90045.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING SHARE EXCHANGE

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of the Company:

Name Robert Stuckelman	Age 79	Position Chairman
Maurizio Vecchione	50	Chief Executive Officer and Director
Julia Ljubimova	52	President and Chief Scientific Officer and Director
Jeffrey Sperber Alex Ljubimov Eggehard Holler	47 59 71	Chief Financial Officer Senior Vice-President, Research of Arrogene Senior Vice-President, Product Development of Arrogene

Robert Stuckelman.  Mr. Stuckelman is the President of Technical Management Consultants, providing consulting services to technology and healthcare companies. He founded CompuMed, a public medical technology company in 1973, was its President from 1972 to 1982 and 1990 to 1994.  He has recently been or is currently on the Board of Directors of Roex, Surpluzz, Cyber University, The Worldwide Web Store, HWO and BioEnergy Delivery Systems. He holds an MSEE from the University of Southern California and a BEE from Cornell University.

Maurizio Vecchione.  Mr. Vecchione’s career spans 27 years as both a scientist and a high technology entrepreneur. As a physicist, he was a pioneer of imaging and computer graphics, and he was also member of the research team that resulted in the 1979 Nobel Prize in Physics be awarded to team leader Dr. Salam.  He co-founded computer graphics and imaging company Modacad, which later became Styleclick, completed an initial public offering in 1996 under his leadership.  He led Styleclick until it was sold to InterActive Corp (then USA Networks).  Subsequently he was CEO of Microwave Photonics, a unit of British Telecom Plc (BT), which he ultimately spun out of BT and sold to LGC Wireless.  He was then CEO of cancer imaging biomarker pioneer company Trestle, a position he held until the sale of that company to Clarient Inc. (then a unit of Safeguard Scientific).  He is currently CEO of

CompuMed Inc., a telemedicine and clinical research company in cardiology.  He also serves as Chairman of private equity and strategic management consultant Synthetica.  He is Chairman of the IDEAS Studio, an educational software and media company he co-founded.  He was twice a finalist for Ernst & Young’s Entrepreneur of the Year award and received the prestigious DEMO award in 2003.  He is a member of the Institute of Electrical and Electronic Engineers (“IEEE”), a member of the IEEE Nanotechnology Council and the IEEE Engineering in Medicine and Biology Society, and the Association for Computing Machinery’s Special Interest Group on Computer Graphics and Interactive Techniques.

Julia Ljubimova, MD, PhD.  Dr. Ljubimova is a Director Nanomedicine Center and Professor of Neurosurgery at Cedars-Sinai Medical Center. Her primary research interests involve methods to block human glioma growth, brain and breast tumor prevention treatments and the effects of air pollution on the brain.  Dr. Ljubimova has been working at Cedars-Sinai Medical Center since 1993. Dr. Ljubimova's studies have been published in numerous peer-reviewed publications, including Cancer Research, Cancer, American Journal of Pathology, and International Journal of Oncology.  She is serving on the National Institute of Health Study Section “Nanoscience for Biology and Medicine”.   Dr. Ljubimova’s research is funded by the grants from the National Institutes of Health and other government organizations.

Jeffrey Sperber.  Mr. Sperber has served as Arrogene’s Chief Financial Officer since November 2010.  Mr. Sperber is employed on a part-time basis and also serves as the chief financial officer of another non-competitive business.  From June 2004 through June 2011, Mr. Sperber served as the chief financial officer of Ceragenix Pharmaceuticals,  and its predecessor companies where he led a successful reverse merger transaction and several rounds of subsequent financing.  From January 2004 through May 2004, Mr. Sperber worked as an independent consultant for various companies.  From March 2001 through January 2004, Mr. Sperber served as the Vice President and Controller of TeleTech Holdings, Inc., a $1 billion, global, public company which provides outsourced call center services primarily to the Fortune 1000.  From October 1997 through March 2001, he served as the Chief Financial Officer of USOL Holdings, Inc., a publicly traded broadband provider focused on multi-family housing communities.  At USOL, Mr. Sperber led a successful public offering of USOL’s Common Stock.  From August 1995 through September 1997, Mr. Sperber served as a business unit controller for Tele Communications, Inc., which was subsequently acquired by Comcast.  From September 1991 through August 1995, he served in various financial positions for Concord Services, Inc., an international conglomerate, most recently as the Chief Financial Officer of its manufacturing and processing business unit where he oversaw both public and private entities.  From September 1986 through September 1991, Mr. Sperber was employed by Arthur Andersen LLP in Denver, Colorado.  Mr. Sperber received a CPA license in the State of Colorado, which has since expired.   Mr. Sperber formerly served as as an outside director of Omni Bio Pharmaceuticals, Inc. from October 2009 to August 2011where he also served as Audit Committee Chair.  Ceragenix Pharmaceuticals, Inc. filed a voluntary petition for bankruptcy pursuant to Chapter 11 of the United States Bankruptcy code in June 2010 which was converted to a Chapter 7 in January 2012.  That proceeding is ongoing.

Eggehard Holler, PhD.   Dr. Holler is Professor of Biochemistry at the University of Regensburg, Regensburg, Germany, where he has been employed since 1972.. He has authored more than 140 peer reviewed scientific papers. He has worked extensively on the synthesis and purification of polymalic acid (PLMA) as a carrier for drug delivery. Dr. Holler received his Ph.D. from the University of Frankfurt on Main, Germany, and did his postdoctoral training at Cornell University and University of California, Berkeley. Dr. Holler has been awarded the Hoerlein-Preis (German Biological Society) for outstanding work on Drosophila. He served as a consultant in the patent dispute between Roche against Promega, and has consulted at Cedars Medical Center from 2008 to the present. His scientific work was supported during more than 30 years by the Deutsche Forschungsgemeinschaft, by the Deutsche Krebshilfe, by the German Ministry of Agriculture-German Industry (Bayer, ASTA Medica), and other funding agencies. Dr. Holler is on the board of examiners for Diploma in Biochemistry, and the Ph.D. program in Biology at the University of Regensburg. He has been a member of the board of Staatsexamen Biology in Bavaria, and is a member of India Academic Affairs on Ph.D. adjudication. He has been interim chair holder of Biochemistry at Regensburg. His scientific career involves enzymology of amino acyl-tRNAsynthetases, enzymatic synthesis and function of nucleoside-oligophosphate-nucleosides, estrogen receptor mechanisms, chemistry and biological mechanisms of platinum drugs, DNA-polymerases and associated proteins, protein affinity labeling. Dr. Holler pioneered the study and characterization of poly(malic acid). He investigated synthesis, structure, function, metabolism, and established semi-industrial production of highly purified poly(malic acid). He contributed largely to the concept and design of chemical syntheses of the Polycefin drug family.

Alexander Ljubimov, PhD, DSc.   Dr. Ljubimov is Director of the Ophthalmology Research Laboratories and Professor of Surgery and Biomedical Sciences at Cedars-Sinai Medical Center, where he has been employed since 1993. Dr. Ljubimov has a 20-year expertise in cancer research and production of antibodies to cancer markers that are being currently manufactured by more than 15 companies around the world. He has more than 100 publications in both ophthalmology and cancer research and has presented his results at numerous national and international conferences. Dr. Ljubimov joined Cedars-Sinai Medical Center in 1993 to direct the new program in diabetic retinopathy. Since 1998, his research in ocular diabetes is funded by the National Institutes of Health. Dr. Ljubimov currently serves on the editorial boards of Diabetes, Experimental Eye Research, Brain Research Bulletin, The Open Ophthalmology Journal, Journal of Angiogenesis, Experimental Biology and Medicine, and Frontiers in Bioscience. He has served on several National Institutes of Health Study Sections and completed a 3-year term as member of the American Diabetes Association Grant Review Panel. He is member of four professional societies and ARVO Fellow. Dr. Ljubimov is also Professor of Medicine at the David Geffen School of Medicine, University of California Los Angeles.

Family Relationships

Other than Julia Ljubimova and Alex Ljubimov being husband and wife, none.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

None of our current directors would be deemed “independent” within the meaning of Item 407(a) of Regulation S-K.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten (10) years except for the voluntary Chapter 11 filing by Ceragenix Pharmaceuticals, Inc., of which Mr. Sperber served as an officer and director.

There have been no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Our board of directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by our board of directors as a whole.  Our company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.

Scientific Advisory Board

Following completion of the Exchange, we plan to constitute a Scientific Advisory Board.  The Advisory Board will not exercise any of the authority of the board of directors, but rather will serve at the pleasure of the board of directors to consult on matters pertaining to the Company’s scientific developments and product strategy.  It is currently intended that the Advisory Board will consist of up to five persons and will be chaired by Dr. Keith Black, one of our founders, and principal shareholders and a team leader at CSMC overseeing the development of our technology. Dr. Black has agreed to be the Chairman of our Advisory Board.  While Dr. Black will not have any day-to-day responsibilities, or serve in a management capacity, we do expect that he will be a critical strategic and scientific advisor to the Company on an as needed basis.  No commitment has been made regarding possible future compensation for Advisory Board members although we do expect some form of compensation will be required to retain these individuals.

Keith L. Black, MD, serves as Chairman and Professor of the Department of Neurosurgery, Director of Maxine Dunitz Neurosurgical Institute and Director of Johnnie L. Cochran, Jr. Brain Tumor Center at Cedars-Sinai Medical Center.  An internationally renowned neurosurgeon and scientist, Dr. Black joined Cedars-Sinai Medical Center in July 1997 and was awarded the Ruth and Lawrence Harvey Chair in Neurosciences in November of that year.

Prior to joining Cedars-Sinai, Dr. Black served on the University of California, Los Angeles (UCLA) faculty for 10 years where he was Professor of Neurosurgery.  In 1992 he was awarded the Ruth and Raymond Stotter Chair in the Department of Surgery and was head of the UCLA Comprehensive Brain Tumor Program.

Dr. Black pioneered research on designing ways to open the blood-brain barrier, enabling chemotherapeutic drugs to be delivered directly into the tumor. His work in this field received the Jacob Javits award from the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health in June of 2000.  Dr. Black and patients undergoing the first clinical trials of the drug, RMP-7, were profiled in 1996 on the PBS program, The New Explorers, in an episode called Outsmarting the Brain. Dr. Black’s other groundbreaking research has focused on developing a vaccine to enhance the body’s immune response to brain tumors, use of gene arrays to develop molecular profiles of tumors, the use of optical technology for brain mapping, and the use of focused microwave energy to non-invasively destroy brain tumors.  He was featured on the cover of Time magazine in the Fall 1997 special edition of Heroes in Medicine. In March 2009, he authored the book Brain Surgeon: A Doctor’s Inspiring Encounters with Mortality and Miracles.

Dr. Black serves on the editorial boards of Gene Therapy and Molecular Biology, Neurosurgery Quarterly, Frontiers in Bioscience, and Public Library of Science (PLoS). He was on the National Institutes of Health’s Board of Scientific Counselors for Neurological Disorders and Stroke and was appointed to the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health from 2000-2004.  He was also selected as committee member of the California Institute for Regenerative Medicine Independent Citizens Oversight Committee from 2004-2006.  He is also a member of numerous professional societies including the American Association of Neurological Surgeons, Neurosurgical Society of America and the Academy of Neurological Surgery.  He also is a Founding Member of the North American Skull Base Society.

 EXECUTIVE COMPENSATION

Prior to the closing of the Share Exchange on January 11, 2012, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport, our President, and Anthony Pintsopoulos, our Chief Financial Officer and Secretary, from 2007 to 2011 prior to the Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our board of directors determined the compensation for our current executive officers that was earned and paid in fiscal 2011.  Compensation for our current executive officers, is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Key areas of corporate performance taken into account in setting compensation policies and decisions are product development, commercialization activities, cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused on.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.  With respect to the amount of a bonus, the board evaluates our company’s achievements for the fiscal year based on various factors established at the beginning of the fiscal year.  The board also conducts periodic evaluations of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities.  Bonuses are paid at the end of each fiscal year.

We believe that the salaries paid to our executive officers are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local markets.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in our local market, California.  Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2012 will follow the same evaluation methods as were used for 2011.  We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors does not currently have a compensation committee.  We anticipate that our board of directors will establish a compensation committee in the near future that will be comprised of non-employee members of our board of directors.  Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in California or even, in all cases, companies in a similar business.

Until such time as a formal compensation program and committee is established, which we expect will occur during our fiscal year ended October 31, 2012, our board of directors will structure compensation and bonus levels and our board of directors will approve the structure.  After the compensation committee is formed, it will determine the structure.  Our board of directors has established a compensation program for executive officers for 2012 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.

Summary Compensation Tables

Executive Compensation

The following information relates to all aspects of executive compensation currently paid by Arrogene to its executive officers and directors.

The following tables and discussion set forth information with respect to all plan and non-plan compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO") and Chief Financial Officer (“CFO”) of Arrogene for all services rendered in all capacities to Arrogene for each of its last two (2) completed fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards	Options Awards	Non equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Maurizio Vecchione, CEO(1)	2011 2010	$180,000 $168,257							$180,000 $168,257
Jeffrey Sperber, CFO	2011 2010	$ 61,802 $ 0							$ 61,803 $ 0

(1)

Consists of compensation earned by Synthetica, Ltd., a management consulting firm controlled by Mr. Vecchione and with whom Arrogene has contracted for the services of Mr. Vecchione.  Per a letter agreement dated August 2010, $100,000 of such compensation is to be paid in Common Stock in connection with closing of the Exchange, and $100,000 of accrued compensation was forgiven by Synthetica, Ltd.

Doctors Ljubimova, Ljubimov and Holler are employed by CSMC and receive their compensation from CSMC and are not deemed employees of either the Company or Arrogene. The Company has entered into compensation agreements with certain officers and directors to secure their services in the future.  The following table reflects the basic terms of the agreements. Each individual is to be paid as a consultant, at agreed upon consulting fee rates, for providing services pursuant to agreed operating budgets and timelines for the services to be rendered:

Name	Title	Hourly Consulting Fee	Maximum Fee per Month
M. Vecchione	CEO	$300.00	$15,000.00

J. Ljubimova	President	$250.00	Set by Company through budget every 90 days

J. Sperber	CFO	$120.00	$10,000.00

A. Ljubimov	SVP – Research	$200.00	Set by Company through budget every 90 days

E. Holler	SVP – Product Development	$200.00	Set by Company through budget every 90 days

Under the agreements, the Company’s board of directors has sole discretion to request the full time employment of each senior executive and upon giving of notice, each executive has a 30-day time period within which to agree to become a full time employee.  In the absence of such acceptance, the previously executed agreements can be terminated by the Company without any obligation to pay any termination or severance benefits.  Additionally the contracts include non-compete, confidentiality and other customary provisions protecting the

Company and its intellectual properties.  The agreements include a 6 month severance clause for termination for reasons other than cause (as defined in the agreements).

.

At the discretion of the board, the officers/directors are eligible to participate in certain annual bonuses, payable in stock, relating to achieving certain milestones as set annually by the board, with such bonuses not to exceed 40% of the annual compensation.

It should be noted that certain key executives, i.e., Doctors Ljubimova, Ljubimov and Holler, are all currently employed by CSMC in various capacities in conjunction with pre-clinical and clinical development of the technology which is the subject of the License obtained by the Company from CSMC. The Company believes that their continued work at CSMC benefits the Company as we are the recipients of the license to exploit such technology.

Following the completion of the Exchange, outside directors may be paid a meeting stipend and/or granted options; however, there is no commitment to do so.

At the end of the most recently completed fiscal year, there were no unexercised options, stock that has not vested, or equity incentive plan awards outstanding.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a) (b)
Equity compensation plans approved by security holders	-0-	na	-0-
Equity compensation plans not approved by security holders(1)	-0-	na	49,000
Total			49,000

(1)     Includes nonqualified options granted to directors and officers.

Grants of Plan-Based Awards in 2011

There were no option grants in 2011.

Outstanding Equity Awards at 2011 Fiscal Year End

None.

There were no option exercises or options outstanding in 2011.

Option Exercises and Stock Vested in 2011

There were no option exercises or stock vested in 2011.

Pension Benefits

There were no pension benefit plans in effect in 2011.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2011.

Employment Agreements

The Company has no employment agreements with its executive officers other than the compensation agreements described above.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity.  The Company intends to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The principals of SRKP and interlocking relationships with WestPark Capital, Inc. in the following particulars: some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital and was the President and a significant stockholder of the Company prior to the Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark Capital and was one of the Company’s controlling stockholders and an officer and director prior to the Exchange. Mr. Rappaport is the sole owner of the membership interests in WestPark Financial Services, LLC, which is the parent and sole stockholder of WestPark Capital, Inc., the placement agent. Through the first three closings of the Private Placement, WestPark Capital has been paid an aggregate of $113,950 in fees and $34,260 in non-accountable expense allowance. Each of Messrs. Rappaport and Pintsopoulos  resigned from all of their executive and director positions with the Company upon the closing of the Exchange.

Arrogene formerly subleased its executive offices from Compumed, Inc., for $8,000 per month.  Mr. Vecchione also serves as the chief executive officer of Compumed.  The sublease is on a month to month basis.  That sublease was terminated by agreement in March 2012.

In September 2010, we entered into a business and financial consulting agreement with, Technical Management Consultants, an entity controlled by our Board chairman.   The

agreement is for an initial term of 12 months with an automatic 12 month renewal period unless terminated by either party upon 30 days written notice.  There is no monthly retainer or minimum billing amount but the maximum that can be billed to us in a given month cannot exceed $10,000.  During the years ended October 31, 2011 and 2010, we were charged $120,000 and $20,000, respectively, under this agreement.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our consulting agreements with our officers and directors require us to indemnify them for actions taken on our behalf while serving in their respective capacities.  Such indemnification clauses, in some cases, are broader than the specific indemnification provisions permitted by Delaware law.  Such indemnification agreements require us, among other things, to:

•

indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•

advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or,

•

obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on January 11, 2012 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and Private Placement, we had outstanding 7,096,390 shares of common stock, warrants to purchase 7,096,390 shares of common stock and no options to purchase shares of common stock.  Immediately after the closing of the Share Exchange, the three closings of Units sold in the Private Placement,  and the 4,777,000 common shares issued upon conversion of the Convertible Notes, we have 20,685,860 issued and outstanding shares of common stock, and warrants to purchase 4,778,858 shares of common stock at a weighted average exercise price of $1.34 per share.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange, the four closings of the Unit sales in the Private Placement and the conversion of an aggregate of $716,550 in  Convertible Notes, resulting in 20, 965 ,860 issued and outstanding shares of common stock, by:

•

Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•

Each executive officer;

•

Each director; and,

•

All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is 2500 Broadway Building F, Suite F-125, Santa Monica, CA  90404.

Name and Address of Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares (1)	Percent
Julia Ljubimova (2)	3,869,259	18. 5%
Keith Black	2,394,233	11. 4%
Alex Ljubimov (2)	745,347	3.6%
Robert Stuckelman	899,444	4.3%
Eggehard Holler	832,777	4.0%
Maurizio Vecchione (3)	1,415,832	6.8%
Jeffrey Sperber	20,000	0.1%
Richard Rappaport (4)	1,274,389	6. 1%
Cedars-Sinai Medical Center (5)	1,500,000	7. 2%
Executive Officers and Directors as a Group (6 persons)	7,7 8 2,65 9	37. 2%

(1)

There were 20, 965 ,860 shares of Common Stock issued and outstanding immediately following the consummation of the Share Exchange, the four closings of the Unit sales in the Private Placement and conversion of $716,550 of Convertible Notes into 4,777,000 shares of Common Stock. That number does not give effect to (a) $10,000 in Convertible Notes that are convertible into an aggregate of 66,667 shares (b) the exercise of 5,422,858 of outstanding warrants, or (c) shares reserved for issuance under an employee incentive plan.  Also excludes shares issuable as part of Units in the Private Placement which is continuing.

(2)

Ms.Ljubimova and Mr. Ljubimov are husband and wife.

(3)

Shares are held by Synthetica, Ltd. of which Mr. Vecchione is the sole owner.

(4)

Consists of shares of SRKP that Mr. Rappaport owns or controls.  Mr. Rappaport’s address is WestPark Capital, Inc., 1900 Avenue of the Stars, Suite 310, Los Angeles, CA  90067

(5)

Mr. Edward M. Prunchunas, Senior Vice President of Finance and Chief Financial Officer is deemed to control the voting and dispositive power associated with these securities.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the consummation of the Share Exchange, our former board of directors, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos,  appointed Maurizio Vecchione, Julia Ljubimova and Robert Stuckelman to the board of directors of our Company, with Robert

Stuckelman serving as Chairman of the Board.   Mr. Rappaport, who was our President and a director, and Mr. Pintsopoulos, who was our Chief Financial Officer, Secretary and a director, then resigned from all of their respective director and executive positions with our company.  In addition, concurrent with the closing of the Share Exchange, our reconstituted board appointed Maurizio Vecchione as our Chief Executive Officer; Julia Ljubimova as our President and Chief Scientific Officer and Jeffrey Sperber as our Chief Financial Officer.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03

Change in Fiscal Year

Consummation of the Share Exchange is accounted for as a reverse merger and capital transaction with Arrogene being the acquiring entity. Arrogene has a fiscal year ending October 31; SRKP had a fiscal year ending December 31.  Because the transaction is accounted for as a recapitalization, it resulted in a de facto change in fiscal year of the registrant, since for accounting purposes the registrant became Arrogene, not SRKP.

Notwithstanding, no transition report will be required in connection with the change of fiscal year.

Item 5.06           Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP ceased being a shell company upon completion of the Share Exchange.

Item 9.01             Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

We are providing financial and other information for informational purposes only.  It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

(c)           Pro Forma Financial Information.

On January 11, 2012, SRKP consummated an Agreement and Plan of Reorganization dated July 18, 2011 with Arrogene (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, SRKP agreed to issue an aggregate of 12,660,000 shares of its common stock to the shareholders of Arrogene in exchange for all of the issued and outstanding shares of Arrogene (the “Share Exchange”).   SRKP issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange, after giving effect to the Share and Warrant Cancellation, but prior to the Private Placement, the Company had outstanding 1,641,610 shares of common stock, no shares of preferred stock, no options, and no warrants.

January 11, 2012, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 502,000 Units at a price of $1.00 per Unit. Up to $4 million of Units is being offered in the Private Placement.

The unaudited pro forma balance sheets below at October 31, 2011 assume that the Share Exchange and the Private Placement occurred on October 31, 2011. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The pro forma financial results are presented for informational purposes only and are not intended to be indicative of either future results of the Company’s operations or results that might have been achieved had the transactions actually occurred since the beginning of each reporting period.

INDEX

PART I -- FINANCIAL INFORMATION

Item 1.	Financial Statements	Page

	Balance Sheets as of October 31, 2011 and 2010	F-2

	Statements of Operations for the years ended October 31, 2011 and 2010 and the period from August 7, 2007 (Inception) through October 31, 2011	F-3
	Statements of Cash Flows for the years ended October 31, 2011and 2010 and the period from August 7, 2007 (Inception) through October 31, 2011	F-4

	Statements of Stockholders’ Deficit for the years ended October 31, 2011 and 2010 and the period from August 7, 2007 (Inception) through October 31, 2011	F-5

	Notes to Financial Statements: October 31, 2011 and 2010	F-6

Pro Form Financial Information
	Unaudited Pro Forma Balance Sheets as of October 31, 2011	F-22

	Notes to Unaudited Pro Forma Balance Sheets as of October 31, 2011	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Arrogene NanoTechnology, Inc.

We have audited the accompanying  balance sheets of Arrogene NanoTechnology, Inc., (a Delaware stage enterprise) (the “Company”) as of October 31, 2011 and 2010 and the related  statements of operations, stockholders’ equity and cash flows for the years ended October 31, 2011, and 2010 and for the period from August 7, 2007 (inception) through October 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arrogene NanoTechnology, Inc., as of October 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended October 31, 2011 and 2010, and for the period from August 7, 2007 (inception) through October 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not generated cash flows from operations since inception, has incurred continuing losses and has an accumulated deficit at October 31, 2011.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

/s/  Rose, Snyder & Jacobs

Encino, California

January 16, 2012

ARROGENE NANOTECHNOLOGY, INC.

(a development stage enterprise)

BALANCE SHEETS

AS OF OCTOBER 31, 2011 AND 2010

ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$2,094	$110,158
Prepaid services and deposit	10,024	167,440
Debt placement costs, net	—	31,975
Total current assets	12,118	309,573

Property and equipment, net of accumulated depreciation of $547 at October 31, 2011	1,242	—

Total assets	$13,360	$309,573

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES:
Current liabilities:
Accrued compensation	$79,453	$198,334
Accrued legal fees	153,547	58,264
Related party payables	66,350	14,800
Other accrued liabilities	9,747	36,115
Convertible Notes, net of discount of $0 and $32,237 at October 31, 2011 and 2010, respectively	726,550	167,763
Total current liabilities	1,035,647	475,276

Total liabilities	1,035,647	475,276

STOCKHOLDERS’ EQUITY (DEFICIT):

Series A Preferred stock, no par value, 10,000,000 shares authorized; liquidation preference of $.0001 per share, 1,030,000 shares issued and outstanding at October 31, 2011 and 2010	1,050	1,050
Common stock, no par value; 100,000,000 shares authorized; 369,900 and 269,900 shares issued and outstanding at October 31, 2011 and 2010, respectively	100,001	1
Additional paid-in capital	398,526	364,293
Deficit accumulated during the development stage	(1,521,864)	(531,047)
Total stockholders’ deficit	(1,022,287)	(165,703)
Total liabilities and stockholders’ deficit	$13,360	$309,573

The accompanying notes are an integral part of these financial statements.

ARROGENE NANOTECHNOLOGY, INC.

(a development stage enterprise)

  STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED OCTOBER 31, 2011 AND 2010 AND THE PERIOD FROM AUGUST 7, 2007 (INCEPTION) THROUGH OCTOBER 31, 2011

	2011	2010	Cumulative From Inception (August 7, 2007) Through October 31, 2011

REVENUE:	$—	$—	$—

OPERATING EXPENSES:
General and administrative	870,213	359,050	1,400,102
	870,213	359,050	1,400,102

Loss from operations	(870,213)	(359,050)	(1,400,102)

OTHER INCOME (EXPENSE):
Interest	(120,604)	(1,158)	(121,762)
	(120,604)	(1,158)	(121,762)

NET LOSS	$ (990,817)	$ (360,208)	$ (1,521,864)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	270,996	265,355	N/A

LOSS PER SHARE:
Basic and diluted	$(3.66)	$(1.36)	N/A

The accompanying notes are an integral part of these financial statements.

ARROGENE NANOTECHNOLOGY, INC.

(a development stage enterprise)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED OCTOBER 31, 2011AND 2010 AND THE PERIOD FROM

AUGUST 7, 2007 (INCEPTION) THROUGH OCTOBER 31, 2011

	2011	2010	Cumulative From Inception (August 7, 2007) Through October 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(990,817)	$(360,208)	$(1,521,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt placement costs	120,359	1,158	121,517
Share-based payment expense	167,440	83,720	251,280
Depreciation expense	547	—	547

Increase in prepaids and deposit	(10,024)	—	(10,024)
Increase in accrued liabilities	109,019	190,255	469,496
Increase in related party payables	52,850	13,500	66,350
Net cash used in operating activities	(550,626)	(71,575)	(622,698)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,789)	—	(1,789)
Net cash used in investing activities	(1,789)	—	(1,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of Convertible Notes	444,351	180,000	624,351
Proceeds from sale of Series A Preferred Stock	—	—	930
Advances from related parties	—	—	1,300
Net cash provided by financing activities	444,351	180,000	626,581

Net increase (decrease) in cash	(108,064)	108,425	2,094
Cash and cash equivalents at the beginning of year	110,158	1,733	—
Cash and cash equivalents at the end of year	$2,094	$110,158	$2,094

The accompanying notes are an integral part of these financial statements.

ARROGENE NANOTECHNOLOGY, INC.

 (a development stage enterprise)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED OCTOBER 31, 2011 AND 2010 AND THE PERIOD FROM

AUGUST 7, 2007 (INCEPTION) THROUGH OCTOBER 31, 2011

						Deficit
	Preferred Stock				Accumulated
	Series A		Common Stock		Additional
	Shares	Amount	Shares	Amount	Paid-in Capital	Stage	Total
Issuance of common stock to founders at inception, August 7, 2007	—	$—	1,000	$1	$—	$—	$1

Sale of Series A Preferred Stock to founders	830,000	830	—	—	—	—	830

Net loss	—	—	—	—	—	(1,215)	(1,215)

BALANCES, October 31, 2007	830,000	830	1,000	1	—	(1,215)	(384)
Sale of Series A Preferred Stock to a founder	80,000	100	—	—	—	—	100
Net loss	—	—	—	—	—	(868)	(868)

BALANCES, October 31, 2008	910,000	930	1,000	1	—	(2,083)	(1,152)
Issuance of common stock to founders	—	—	237,000	—	—	—	—
Issuance of Preferred Stock to founder	120,000	120	—	—	—	—	120
Net loss	—	—	—	—	—	(168,756)	(168,756)

BALANCES, October 31, 2009	1,030,000	1,050	238,000	1	—	(170,839)	(169,788)
Issuance of common stock for license agreement	—	—	31,900	—	—	—	—
Warrants issuable to placement agent upon sale of convertible notes	—	—	—	—	13,133	—	13,133
Warrants issuable for advisory service agreement	—	—	—	—	251,160	—	251,160
Extinguishment of related party liability	—	—	—	—	100,000	—	100,000
Net loss	—	—	—	—	—	(360,208)	(360,208)
BALANCES, October 31, 2010	1,030,000	1,050	269,900	1	364,293	(531,047)	(165,703)
Fair value of warrants issued to placement agent	—	—	—	—	34,233	—	34,233

Shares issued in satisfaction of accrued compensation	—	—	100,000	100,000	-	—	100,000
Net loss	—	—	—	—	—	(990,817)	(990,817)
BALANCES, October 31, 2011	1,030,000	$1,050	369,900	$100,001	$398,526	$(1,521,864)	$(1,022,287)

The accompanying notes are an integral part of these financial statements.

ARROGENE NANOTECHNOLOGY, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2011 AND 2010

(1)

BUSINESS and OVERVIEW

Arrogene Nanotechnology, Inc., a California corporation (f/k/a Arrogene, Inc.) (the “Company”) is an emerging biotechnology company focused on oncology.  The Company has an exclusive option to license a family of related nano-biopolymers collectively referred to as “Polycefin™” that are capable of acting as a drug delivery and targeting platform for cancer therapy and diagnositcs.  Polycefin are designed to target cancer cells and deliver a variety of bound therapeutics to them.   In vivo pre clinical studies have shown evidence that existing cancer drugs could have increased efficacy and reduced side effects when attached to the Polycefin  platform.  Polycefin’s have the ability to harbor various drugs at the same time making it a master delivery vehicle that can be customized for a particular tumor and potentially for an individual patient.  Additionally, in vivo testing has shown efficacy against more than one type of cancer (breast and  brain) suggesting that Polycefin may have application to a wide range of cancer types, therapeutics and diagnostics.

We plan on commercializing our products using a licensing and cost sharing strategy, seeking to enter into arrangements with major pharmaceutical companies with existing cancer therapy drugs facing issues relating to patent expirations, market expansion or contraction.   It is our goal to only commence Phase I and Phase II clinical trials with a commitment from a licensee to complete Phase III clinical trials and go to market, if approval is received.  Further, we are also exploring use of Polycefin as a potential medical diagnostic product(s) for oncology related applications.   All of our planned products will require approval or marketing clearance from the United States Food and Drug Administration (the “FDA”).  To date we have not filed any applications with the FDA.

As described further in Note 9, on January 11, 2012, we consummated a reverse merger transaction (the “Reverse Merger”) with SRKP 16, Inc. (“SRKP”).  As a result of the Reverse Merger, the shareholders of Arrogene received 12,660,000 shares of SRKP common stock or approximately 86 % of the issued and outstanding common shares of SRKP after the transaction.  Further, Arrogene warrant holders received identical common stock purchase warrants in SRKP.  Additionally, immediately after the Reverse Merger, the officers of Arrogene became the officers of SRKP and the SRKP Board of Directors consists solely of former Arrogene officers and directors. For accounting purposes, the Reverse Merger will be treated as an acquisition of SRKP by Arrogene (the accounting acquirer) and a recapitalization of Arrogene. In connection with the Reverse Merger, SRKP sold 502,000 units (the “Units”), with each Unit consisting of  (i) one share of common stock, and (ii) two common stock purchase warrants (the “SRKP Warrants”) that are exercisable for five years from the date of issuance.  One of the SRKP Warrants is exercisable at $1.50 per share and the other is exercisable at $2.00 per share.  SRKP received $404,688 in net proceeds from the sale of the Units after payment of commissions and other expenses associated with the offering.

Since our inception in August 2007, our principal activities have involved developing a business strategy, raising capital, identifying and licensing the Polycefin technology, and recruiting management and board members.  For accounting purposes, the Company is considered a development stage company in accordance with Accounting Standards Codification (“ASC”) 915.

(2)  GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  Since our inception in August 2007, we have incurred cash and operating losses, and as of October 31, 2011, we had a deficit accumulated during the development stage of $1,521,864 and a working capital deficit of $1,023,529.  We have relied primarily upon proceeds from the sale of convertible notes (the “Convertible Notes”) to fund our operations.  As of October 31, 2011, the outstanding balance of the Convertible Notes was $726,550.  As amended, the Convertible Notes matured on December 15, 2011.

As discussed above, in connection with the Reverse Merger, SRKP sold 502,000 Units receiving net proceeds of $404,688.  Management believes that these proceeds will be sufficient to fund the Company’s planned activities and contractual obligations for approximately six months.  However, this operating plan contemplates delaying certain research and development expenditures and payments over time of certain accrued expenses during this six month period. The Company is continuing to market the sale of the Units subsequent to the Reverse Merger and is authorized to sell up to 4.8 million Units in aggregate.  While management is hopeful that a sufficient number of Units will be sold to fund the Company’s planned activities and contractual operations for at least the next twelve months, there is no assurance that we will be successful in these efforts.

Further, holders representing $559,550 of Convertible Notes have agreed to convert their notes into shares of common stock upon the Company receiving at least $1.0 million in aggregate gross proceeds from the sale of Units, the Company consummating the Reverse Merger, and the Company effectuating the license with Cedars-Sinai Medical Center (“CSMC”).  Management plans to make efforts to convince the remaining note holders to convert their Convertible Notes into common stock under the same terms but no assurance can be provided that we will be successful in these efforts.

In the event that we cannot raise sufficient capital within the required timeframe, it will have a material adverse effect on the Company’s liquidity, financial condition and business prospects or force the Company out of business.  The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from an inability of the Company to continue as a going concern.

(3)

SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results may differ from these estimates.

Cash and cash equivalents

We consider all cash and investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at historical cost, and is comprised of computer equipment. Depreciation and amortization of property and equipment is provided in amounts sufficient to relate the cost of the related assets to operations over their estimated service lives using the straight-line method.  The useful lives of the assets are three years.  Depreciation and amortization expense amounted to $547, $0, and $547 for the years ended October 31, 2011 and 2010 and for the period from August 7, 2007 (Inception) through October 31, 2011, respectively.

Revenue Recognition

While we have not generated revenue to date, we will recognize revenue when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable.  Revenue arrangements that include multiple deliverables are divided into separate units of accounting if the deliverables meet certain criteria.  If applicable, we will record product revenues net of revenue reserves such as sales returns and allowances.   This accounting policy for revenue recognition may have a substantial impact on our reported results and relies on certain estimates that can require difficult, subjective and complex judgments on the part of management.

Research and Development Costs

Research and development costs will be expensed as incurred.

Income Taxes

We account for income taxes by recognizing deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy specified realization criteria.

Accounting rules also prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  We are required to recognize a liability in the financial statements for the impact of a tax position if that position is more likely than not of not being sustained on audit, based on the technical merits of the position.  We currently do not have any tax positions that meet this threshold.

We currently have a full valuation allowance against our net deferred tax assets and have not recognized any benefits from tax positions in earnings.  We will recognize potential interest and penalties related to income tax positions as a component of the provision for income taxes on the statements of operations in any future periods in which we must record a liability.  Interest and penalties totaled $0 for the years ended October 31, 2011 and 2010, respectively, and $449 for the period from August 7, 2007 (date of inception) through October 31, 2011.  We file income tax returns in the U.S. federal jurisdiction and with the State of California.  We are still subject to income tax examinations by the State of California and the IRS for all tax years since the date of inception.  Since we have not recorded a liability at October 31, 2011, there is no impact to our effective tax rate.  We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.  Our review of prior year tax positions using the criteria and provisions presented by the FASB did not result in a material impact on the Company’s financial position or results of operations.

Share-Based Payments

We account for share-based payment costs at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. For stock options that may be granted in the future, the estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We will consider various factors when estimating expected forfeitures, including historical experience. Actual results may differ substantially from these estimates.

We determine the fair value of warrants and stock options using the Black-Scholes valuation model, which considers the exercise price relative to the market value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield, and the estimated period of time option grants will be outstanding before they are ultimately exercised.  Significant management judgment is required in making certain of these assumptions.

Earnings (Loss) Per Share

Earnings (loss) per share are computed by dividing the Company’s income (loss) attributable to common shareholders by the weighted average number of common shares outstanding. The impact of any potentially dilutive securities is excluded. Diluted earnings per share are computed by dividing the Company’s income (loss) attributable to common shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the period. In calculating diluted earnings per share, we utilize the “treasury stock method” for all stock options and warrants and the “if converted method” for all other convertible securities. For all periods presented, the basic and diluted loss per share is the same as the impact of potential dilutive common shares is anti-dilutive.

Preferred stock, warrants and convertible securities excluded from the calculation of diluted loss per share are as follows:

	Years ended October 31,
	2011	2010

Series A preferred stock	10,722,000	10,722,000
Convertible Notes	2,421,833	666,667
Warrants	1,082,183	906,667

Segment Information

We operate in one business segment.  The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performances.  All of our operations are located in the United States.

Concentration of Credit Risk

We maintain a checking account with Wells Fargo Bank (“Wells”).  The account is insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000.  At times our cash balance may exceed the FDIC insurance coverage.  Management believes that the Company is not exposed to significant credit risk due to the financial position of Wells.

Fair Value of Financial Instruments

The fair value of cash, accounts payable and accrued liabilities approximate their carrying amounts due to the short term maturities of these instruments.

Fair Value Measurements

We measure our financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Additionally, we are required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The fair value hierarchy is defined as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We had no financial assets or liabilities subject to fair value measurement at October 31, 2011 or 2010.

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:

	Years ended October 31,		Cumulative from Inception
	2011	2010	(August 7, 2007)
Interest	$244	$—	244
Income taxes	—	—	—

Supplemental disclosures of noncash investing and financing activities:

	Years ended October 31,
	2011	2010

Fair value of warrants issued under placement agent and advisory agreements	$34,233	$264,293
Accrued compensation satisfied with common stock	100,000	—

Recently Issued Accounting Pronouncements

In June 2010, the FASB issued ASU No. 2010-17, Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. This guidance was adopted effective November 1, 2010. The adoption of this guidance did not impact our financial statements.

In January 2010, the FASB issued Accounting Standards Update ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements”. This guidance requires new disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The adoption of this guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We have adopted this guidance in the financial statements presented herein, which did not impact our financial position or results of operations.

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. This new accounting guidance relates to the revenue recognition of multiple element arrangements. The new guidance states that, if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price for separate deliverables and allocate arrangement consideration using the relative selling price method. We adopted this guidance as of November 1, 2010 on a prospective basis. The adoption of this guidance did impact our financial statements.

In October 2009, the FASB issued authoritative guidance on multiple-deliverable revenue arrangements, ASC 605-25. This guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. The guidance establishes a hierarchy for determining the selling price of a deliverable which is based on vendor-specific objective evidence, third-party evidence, or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements are also required. This guidance is effective for the Company beginning fiscal year 2011. This guidance was adopted effective November 1, 2010. The adoption of this guidance did not impact our financial statements

(4)

OPTION TO LICENSE AGREEMENT

On December 23, 2009, we entered into an agreement for the right to an exclusive license agreement with CSMC which provides us with the world-wide rights to U.S Patent No. 7,547,511 “Antisense Inhibition of Laminin-8 Expression to Inhibit Human Gliomas” along with related technical information to develop, market and sell human therapeutic and diagnostic products, including new pharmaceutical products and/or non-prescriptive products using the patented technology (the “CSMC Agreement”).  The CSMC Agreement has been amended four times; December 8, 2010, June 30, 2011, August 31, 2011 and October 28, 2011. The CSMC Agreement also provides us with the rights to several other related, filed, but yet unissued patents.  The CSMC Agreement requires royalty payments equal to 3.5% of the gross sales price and other forms of consideration (such as milestone and sublicense payments), as defined in the agreement, on all products using the licensed technology.  The CSMC Agreement expires on a country-by-country basis on the date that the last patent covered under the agreement expires (currently 2029).

The CSMC Agreement, as amended, sets forth certain conditions precedent prior to the agreement becoming effective.  The conditions are:

•

Provide written notice to CSMC of our intention to exercise our option to license along with a non-refundable license fee of $40,000 by no later than October 31, 2011;

•

The Company securing a capital or a financial commitment that aggregates to at least $5 million by no later than October 31, 2011 and/or completing a “going public transaction” (as defined in the agreement) prior to October 31, 2011 providing for a total capital raise of at least $13,000,000 in equity, with a minimum of $1,000,000 and a maximum of $4,800,000 being immediately available upon consummation of the Going Public Transaction and the remaining balance, including a minimum of $10,000,000 available from redemption of warrants; and

•

The Company must issue to CSMC shares of voting common stock equal to approximately 10% of the issued and outstanding voting shares provided however that such shares shall have the economic equivalent of at least $1.0 million up to a maximum of $1.5 million.  See discussion in Note 6 below.

In October 2011, we notified CSMC of our intent to exercise the license and on November 2, 2011 we paid the non-refundable licensing fee of $40,000 as well as issued to CSMC 1,468,100 shares of common stock.  The CSMC Agreement required a number of conditions precedent to be satisfied by October 31, 2011 in order to effectuate the license including consummating the Reverse Merger and raising at least $1.0 million in connection with the sale of Units.  We did not consummate the Reverse Merger until January 2012 and we have yet to sell an aggregate of $1.0 million in Units.  While we believe that CSMC will consider the license effectuated upon satisfaction of all conditions precedent regardless of the timing, there is no assurance that CSMC will agree with this view.

The CSMC Agreement also requires us to achieve certain other milestones in order to maintain the agreement.  These include the following:

•

Begin development or enter into a joint venture, licensing or sub-licensing agreement, or other business arrangement with a third party not an affiliate of the Company to cause development of at least one product consistent with sound business practices by December 31, 2012;

•

Expend at least $500,000 in the aggregate toward the development or promotion of the sale of products based on the licensed patent rights or technical information commencing from the effective date of the agreement and continuing through and including December 31, 2012, and at least $1,000,000 annually thereafter for further development or promotion of the sale of products through and including December 31, 2013;

•

Provide to CSMC at least $150,000 (in aggregate) within at least a four year period to fund research and development of the licensed patent rights and technical information;

•

On or before December 31, 2013, the Company shall have commenced a clinical trial or trials in connection with at least one intended commercial use;

To date, we have not met these requirements.  We can provide no assurance that we will be able to meet any of these milestones in the future.

Further, in the event the Company issues or sells shares of common stock in addition to those sold in the private placement of Units previously discussed, the CSMC Agreement requires that the Company issue to CSMC additional shares of common stock for no additional consideration so as to assure CSMC will own 5% of the total issued and outstanding shares of the Company until December 31, 2015.

(5)

CONVERTIBLE NOTES

Commencing October 2010 through April 2011, we sold in private transactions an aggregate of $726,550 of Convertible Notes.  The Convertible Notes are convertible into shares of our common stock at $.30 per share (the “Conversion Price”).  In the event that we consummate a subsequent financing at a price per share equivalent to $.60 per share or less (the “Lower Price”), then the Conversion Price shall automatically be adjusted downward to 50% of the Lower Price. The Convertible Notes do not bear interest and are due and were originally payable on October 19, 2011. However, in October 2011, a majority of the debt holders agreed to extend the maturity date of the notes to December 15, 2011.  The Convertible Notes are secured by a first lien security interest on all of our tangible and intangible assets.  The Convertible Notes automatically convert into shares of our common stock at the then current Conversion Price in the event that  (i) there is an effective registration statement registering the underlying common shares or the shares are eligible to be resold without restriction or limitation under Rule 144 of the Securities Act of 1934 and (ii) the closing bid price of our common stock as quoted on the OTC Bulletin Board or other principal trading market is at least 200% of the Conversion Price for 20 out of 30 consecutive trading days with an average daily trading volume of at least 1.0 million shares.  However, the Convertible Notes contain a provision that prohibits a holder from converting the note if such conversion would result in the holder owning more than 4.99% of our outstanding common stock at the time of such conversion.  Holders of the Convertible Notes have no voting, preemptive, or other rights of shareholders.

Events of default include failure to pay principal when due and payable; a failure to observe or perform any covenant, agreement or warranty, or otherwise breach, any term contained in the Convertible Notes or related borrowing documents that is not remedied within 30 days of notice; or if a proceeding commences under the United States Bankruptcy Code (whether voluntary or involuntary) and such proceeding is not controverted within 30 days or dismissed within 60 days after commencement.  An event of default can only be declared by a vote of the majority of the principal amount of the holders of the Convertible Notes upon not less than 30 days written notice to the Company.  If we fail to cure the default within the 30 day period, then the Conversion Price shall be reduced to $.15 per common share and the holders may declare all amounts due under the Convertible Notes immediately due and payable, apply to a court in California for the appointment of a receiver, convert the Convertible Notes to common stock or assert any other remedy available at law or in equity.

As described above in Note 2, we did not repay the Convertible Notes by the December 15, 2011 extended maturity date.  As of the date of this report, to the best of management’s knowledge, no Convertible Note holder had taken an action to organize a majority of the principal holders for a declaration of default.  Further, as described in Note 2, holders representing $559,500 of Convertible Notes have agreed to convert their notes into shares of common stock upon the Company selling an aggregate of $1.0 million of Units, consummation of the Reverse Merger and effectuating the license with CSMC.

In connection with the sale of the Convertible Notes, we paid the placement agent cash commissions equal to 10% of the gross proceeds received from the sale  (except for sales of

Convertible Notes to Company identified purchasers including management and directors for which we paid cash commissions equal to 5%) and we issued to the placement agent common stock purchase warrants to acquire a number of common shares equal to 10% of the common shares issuable upon conversion of the Convertible Notes (the “Placement Agent Warrants”).  The Placement Agent Warrants have an exercise price of $0.30 per share and expire on October 19, 2015.  As of October 31, 2011, we have paid the placement agent cash commissions of $67,905 and issued warrants exercisable to purchase an aggregate of 242,183 shares of common stock.  We have recorded the cash commissions and the fair value of the Placement Agent Warrants as debt placement costs on the accompanying balance sheets.  We used the Black-Scholes option pricing model to determine the fair value of the Placement Agent Warrants.  We amortized the debt placement costs over the original life of the Convertible Notes.  For the years ended October 31, 2011 and 2010, we amortized $120,359 and $1,158, respectively, of debt placement costs which is included in interest expense on the accompanying statements of operations.

The assumptions used in valuing the Placement Agent Warrants issued during the years ended October 31, 2011 and 2010 follows below.  The expected life used in the calculation was the life of the warrants at the date they became issuable.  The risk free interest rate was derived from U.S. government treasury securities for similar lived periods.  The volatility rate used was derived from a peer group of comparable public companies.

	Years ended October 31,
	2011	2010

Risk free interest rate	1.11-2.04%	1.11%
Expected life	4.5 - 5.0 years	5.0 years
Dividend yield	0%	0%
Volatility	83.28 – 84.50%	83.28%

We evaluated the conversion feature of the Convertible Notes within the context of ASC 815 and concluded that it did not meet the definition of an embedded derivative due to the Company being privately held with no active market for its common stock.

(6)

STOCKHOLDERS’ EQUITY

Preferred Stock

Our articles of incorporation authorizes our board of directors (the “Board”) to issue up to 10,000,000 shares of preferred stock and allows the Board to determine preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and other terms and conditions.

Series A Preferred Stock

Our Board has authorized the issuance of 1,030,000 shares of Series A Preferred Stock (“Series A”).  Series A has no par value, does not accrue dividends, and has a liquidation preference equivalent to $.0001 per share.  In an event of liquidation, Series A ranks senior to all shares of common stock but junior to the Convertible Notes.  Series A is convertible into shares of common stock, at the option of the holder, at a conversion rate equivalent to approximately 10.4 shares of common for each share of Series A.  Series A is mandatorily convertible into common stock upon the earlier of (1) the sale of our common stock either (i) in a private sale of the Company’s securities or (ii) by virtue of the filing of an underwritten public offering pursuant to a registration statement on Form S-1 or a similar or successor form pursuant to the Securities Act of 1933, as amended, the public offering price of which is not less than $5.00 per share and $3.0 million in the aggregate is raised, or (2) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A.

In connection with the Reverse Merger in January 2012, the holders converted all 1,030,000 shares of Series A into 10,722,000 shares of common stock.

Common Stock

In connection with the formation of the Company, we issued 238,000 shares of common stock to founders.  We ascribed no value to these shares as management believes that the value of the common stock was $0 until after consummation of the CSMC Agreement in December 2009 and receipt of adequate funding.

In December 2009, we issued to CSMC 31,900 shares of common stock in connection with entering into the CSMC Agreement.  We ascribed no value to the common shares issued to CSMC.  As described above in Note 4, as a condition precedent to the effectiveness of the CSMC license, we are required to issue to CSMC shares of voting common stock equal to approximately 10% of the issued and outstanding voting shares provided that such shares shall have the economic equivalent of at least $1.0 million up to a maximum of $1.5 million.  Accordingly, in November 2011, we issued to CSMC an additional 1,468,100 shares of common stock.

In October 2011, we issued to an entity controlled by our chief executive officer 100,000 shares of common stock in satisfaction of $100,000 of accrued compensation.

Stock Plans

In December 2009, the Board approved the 2010 Arrogene NanoTechnology, Inc. Employee Stock Plan (the “2010 Plan”) for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility, to provide additional incentive to persons who are selected to be participants in the plan, and to promote the success of the Company’s business.  The 2010 Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and other Stock-Based Awards.  The 2010 Plan is administered by the Board but may be delegated to a committee of the Board.  The Board has reserved 49,000 shares of common stock for issuance under the 2010 Plan.  As of October 31, 2011, no shares or awards had been issued.

Warrants

On August 24, 2010, we entered into a financial advisory agreement with an investment banking firm to provide certain services over a six month period.  As compensation for the services, we were obligated to issue common stock purchase warrants to acquire 840,000 shares of common stock at $.001 per share exercisable for five years from the date of issuance (the “Advisory Warrants”).  The Advisory Warrants were issuable upon completion of any financing event as defined in the agreement.  The sale of the Convertible Notes met the definition of a financing event.  We recorded the Advisory Warrants at their fair value of $251,160 using the Black-Scholes option pricing model.   The Advisory Warrants are included in prepaid expenses on the accompanying balance sheet at October 31, 2010.  We amortized the Advisory Warrants over the six month term of the agreement.  For the years ended October 31, 2011 and 2010, we amortized $167,440 and $83,720, respectively, of prepaid advisory services which is included in general and administrative expense on the accompanying statements of operations.  See Note 5 for assumptions used in the valuation of the warrants.

(7)

INCOME TAXES

The Company did not incur any income tax expense or benefit during the years ended October 31, 2011 and 2010.

A reconciliation of the statutory federal income tax rate to the effective rate is as follows for the years ended October 31, 2011 and 2010:

	2011	2010
Federal income tax rate	34.00%	34.00%
State income taxes, net of Federal income tax effect	6.50%	3.50%
Nondeductible expenses and other	(8.80)%	(20.40)%
Valuation allowance	(31.70)%	(17.10)%
	0.00%	0.00%

Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities. At October 31, 2011 and 2010, the significant components of deferred income taxes relates to net operating loss carryforwards, offset by a 100% valuation allowance.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss (“NOL”) and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code.  We have not prepared an analysis to determine if a change of ownership has occurred.  Such a change of ownership may limit the utilization of our net operating losses.

Total deferred tax assets and the valuation allowance increased by $281,418 during 2011.  As of October 31, 2011, we had an estimated NOL carryforward of approximately $974,000 for federal income tax purposes, which is available to offset future taxable income, if any, through 2031.  The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryforwards within the applicable carryforward period.  All tax years since inception (August 7, 2007) are still subject to examination by the State of California and the IRS.

(8)

COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Advances

During the year ended October 31, 2009, certain directors made nominal advances to the Company in order to fund operating expenses.  The advances were made on an informal basis and not pursuant to any documented agreement.  Accordingly, there is no stated repayment term or interest rate.  As of October 31, 2011 and 2010, the advances aggregated $1,300 and are included in related party payables on the accompanying balance sheets.   The Company intends on repaying these advances during the year ended October 31, 2012.

Consulting Agreements

In December 2008, we entered into an agreement with an entity controlled by our chief executive officer for his services (the “Synthetica Agreement”).  The Synthetica Agreement was replaced by an employment agreement directly with our chief executive officer in July 2011.   Under the Synthetica Agreement, there was no monthly retainer or minimum billing amount but the maximum that could be charged to us in any given month could not exceed $15,000.  During the years ended October 31, 2011 and 2010, and for the period from inception through October 31, 2011, we were billed $180,000, $168,357 and $505,500 respectively under these agreements.  In October 2011, we issued 100,000 shares of common stock to Synthetica, Ltd (“Synthetica”) in satisfaction of $100,000 in accrued compensation that had been earned under the agreement.  At October 31, 2011 and 2010, $60,000 and $198,334, respectively, is included in accrued compensation on the accompanying balance sheets.  The Synthetica Agreement also required that we issue 120,000 shares of Series A to Synthetica which we did in December 2008.

In September 2010, our chief executive officer agreed to forgive $100,000 of accrued but unpaid compensation that was earned under the Synthetica Agreement.  We evaluated this transaction in the context of ASC 470-50-40 and concluded that the extinguishment of the liability should be treated as a capital contribution.

In September 2010, we entered into a business and financial consulting agreement with an entity controlled by our Board chairman.   The agreement is for an initial term of 12 months with an automatic 12 month renewal period unless terminated by either party upon 30 days written notice.  There is no monthly retainer or minimum billing amount but the maximum that can be billed to us in a given month cannot exceed $10,000.  During the years ended October 31, 2011 and 2010, we were charged $120,000 and $20,000, respectively, under this agreement which is included in general and administrative expense on the accompanying statements of operations.  At October 31, 2011 and 2010, $40,000 and $10,000, respectively, is included in related party payables on the accompanying balance sheets.

During the years ended October 31, 2011 and 2010, we utilized the services of a company to develop our website.  Our chief executive officer is the chairman of the board of this company.  We were charged $1,600 and $3,500, respectively, for these services which is included in general and administrative expense on the accompanying statements of operations.  At October 31, 2010, $3,500 is included in related party payables on the accompanying balance sheets.

CSMC

Certain founders and directors of the Company are employees of CSMC.  These individuals are also the inventors of the Polycefin technology and are primarily responsible for its development.  As described further in Note 4 above, we have a right to an exclusive license agreement with CSMC for this technology.

The CSMC Agreement (see Note 4) requires royalty payments equal to 3.5% of the gross sales price and other forms of consideration (such as milestone and sublicense payments), as defined in the agreement, on all products using the licensed technology.

Lease Agreement

In October 2010, we entered into a sublease agreement (the “Sublease”)  with Compumed, Inc. (“Compumed”) for office space commencing November 2010 whereby we are subleasing space from Compumed.  Our chief executive officer also serves as the chief executive officer of Compumed.  The Sublease requires monthly payments of $8,000 and  is on a month to month basis.  The Sublease was approved by our Board.   For the year ended October 31, 2011 we recorded $96,000 of rent expense which is included in general and administrative expense on the accompanying statements of operations.  Additionally, at October 31, 2011, $24,000 of accrued but unpaid rent is included in related party payables on the accompanying balance sheets.

We did not lease facility space prior to the agreement with Compumed and accordingly, we had no rent expense for the year ended October 31, 2010.

Commitments and Contingencies

Litigation

From time to time, we may become party to litigation and other claims in the ordinary course of business.  To the extent that such claims and litigation arise, management would provide for them if upon the advice of counsel, losses are determined to be both probable and estimable.  We are currently not party to any litigation.

(9) SUBSEQUENT EVENTS

Reverse Merger

As described above, on January 11, 2012, we consummated the Reverse Merger with SRKP.  As a result of the Reverse Merger, the shareholders of Arrogene received 12,660,000 shares of SRKP common stock or approximately 86% of the issued and outstanding common shares of SRKP after the transaction.  Further, Arrogene warrant holders received identically proportioned common stock purchase warrants in SRKP.  Additionally, immediately after the

Reverse Merger, the officers of Arrogene became the officers of SRKP and the SRKP Board of Directors consists solely of former Arrogene officers and directors.

SRKP is a fully reporting public company for whose shares there does not currently exist a public trading market.  Prior to the Reverse Merger, SRKP was a “shell company” within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended.  As a condition precedent to consummation of the Reverse Merger, SRKP was required to raise a minimum of $500,000 in gross proceeds from the sale of SRKP Units.

In connection with the Reverse Merger, we issued 100,000 shares of common stock to our general counsel for his contribution in connection with the Reverse Merger transaction.

Promissory Notes

In November 2011, the Company entered into two promissory note agreements each for $40,000 for an aggregate of $80,000 (the “Promissory Notes”).  The Promissory Notes do not bear interest but require repayment of $44,000 representing principal and an origination fee.  The Promissory Notes mature on January 30, 2012.  In addition to the required payment of principal and origination fee, upon repayment of each Promissory Note, the Company must issue 20,000 shares of common stock.  In the event the Promissory Notes are not paid by January 30, 2012, the Company must issue an additional 2,000 shares of common stock under each note for each thirty day period until the note is paid in full.  The Promissory Notes are unsecured.  The Promissory Notes were repaid in January 2012.

SRKP 16, Inc.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented to give effect to (i) the Agreement and Plan of Reorganization (the “Exchange Agreement”) dated as of July 18, 2011, by and between SRKP 16, Inc. (“SRKP”) and Arrogene NanoTechnology, Inc. ("Arrogene") which was consummated on January 11, 2012 and (ii) the concurrent consummation of the sale of an aggregate of 502,000 Units at $1.00 per Unit, realizing net proceeds of $404,688. The unaudited pro forma condensed consolidated balance sheet as of October 31, 2011, is based on the individual balance sheets of SRKP (previously filed on Form 10Q as of September 30, 2011) and Arrogene’s audited balance sheet as of October 31, 2011 which statements appear elsewhere in this filing.

On January 11, 2012, pursuant to the Exchange Agreement, SRKP issued an aggregate of 12,660,000 shares of common stock to acquire 100% of the issued and outstanding securities of Arrogene in a transaction structured as a stock for stock exchange (the “Exchange”).  In connection with the Exchange, the SRKP shareholders cancelled 5,454,780 shares of common stock held by such shareholders so that they held 1,641,610 shares of common stock immediately after the Exchange.  The SRKP shareholders also cancelled an aggregate of 7,096,390 warrants such that the SRKP shareholders held no warrants after the Exchange.  In addition, concurrent with the Exchange, we consummated an initial closing of a private placement transaction (the “Private Placement”) whereby we sold 502,000 Units for $1.00 per Unit.  Each Unit consisted of one share of common stock and two common stock purchase warrants entitling the holder to purchase one share of common stock for $1.50 per share and one share of common stock for $2.00 per share.  We also issued 100,000 shares of common stock to our general counsel in connection with the Exchange transaction.

Immediately following the completion of the Exchange and Private Placement, the shareholders of Arrogene owned approximately 86%, the shareholders of SRKP owned 11% and the investors in the Private Placement owned 3%.  Although from a legal perspective SRKP acquired Arrogene, from an accounting perspective, the transaction is viewed as a recapitalization of Arrogene accompanied by an issuance of stock by Arrogene for the net assets of SRKP. This is because SRKP did not have operations immediately prior to the merger, and following the merger, Arrogene is the operating company.   Additionally, the officers of SRKP resigned their positions and were replaced by the officers of Arrogene and the SRKP board of directors resigned and were replaced by Arrogene board members. As a result, the shareholders, officers and directors of Arrogene hold a controlling interest in SRKP.

The pro forma financial information is provided for informational purposes only and does not purport to be indicative of the results that actually would have been obtained if the Exchange set forth above had been effected on the dates indicated or of the results that may be obtained in the future.

The unaudited pro forma condensed consolidated balance sheet assumes that the Exchange was consummated on October 31, 2011.  No pro forma statements of operations have been included because the transaction is accounted for as a capital transaction.

SRKP 16, Inc. and Arrogene NanoTechnology, Inc. Unaudited Pro Forma Balance Sheets As of October 31, 2011

	9/30/2011	10/31/2011	Pro Forma Adjustments
	SRKP	Arrogene	Debit		Credit		Pro Forma
ASSETS
Current Assets:
Cash	$10,273	$2,094	404,688	A	-		$370,055
					47,000	B
Other current assets	-	10,024			-		10,024
	10,273	12,118	404,688		-		380,079
Property & equipment, net	-	1,242					1,242
Total Assets	$10,273	$13,360	$404,688		$47,000		$381,321

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$0	$309,097	32,000	B			$277,097
Convertible notes , net	-	726,550	-				726,550
Due to stockholders	162,500	-	147,500	E			-
			15,000	B
	162,500	1,035,647	179,500		-		1,003,647
Stockholders' equity (deficit)
Preferred stock	-	1,050	1,050	C			-
Common stock	710	100,001	87,007	D	50	A	14,804
					1,050	C
			-		-
					-
Additional paid in capital	6,790	398,526	72,720	D	404,638	A	884,734
					147,500	E
					-
Deficit accumulated during development stage	(159,727)	(1,521,864)	-		159,727	D	(1,521,864)
			-
	(152,227)	(1,022,287)	160,777		712,965		(622,326)
Total Liabilities and Stockholders' Equity (Deficit)	$10,273	$13,360	$340,277		$712,965		$381,321

SRKP 16, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information is based on the following adjustments and related assumptions. The actual accounting adjustments will be made based on the actual account balances on the date the Exchange is consummated and therefore, will differ from those reflected in the unaudited pro forma information.

On January 11, 2012, pursuant to the Exchange Agreement, SRKP issued an aggregate of 12,660,000 shares of common stock to acquire 100% of the issued and outstanding securities of Arrogene in a transaction structured as a stock for stock exchange.  In connection with the Exchange, the SRKP shareholders cancelled 5,454,780 shares of common stock held by such shareholders so that they held 1,641,610 shares of common stock immediately after the Exchange.  The SRKP shareholders also cancelled an aggregate of 7,096,390 warrants such that the SRKP shareholders held no warrants after the Exchange.  In addition, concurrent with the Exchange, we consummated an initial closing of a private placement transaction whereby we sold 502,000 Units for $1.00 per Unit.  Each Unit consisted of one share of common stock and two common stock purchase warrants entitling the holder to purchase one share of common stock for $1.50 per share and one share of common stock for $2.00 per share.

Pro Forma Adjustments:

A.

To reflect the sale of 502,000 Units, realizing net offering proceeds of $404,688 after payment of offering expenses and fees.

B.

To reflect payment of certain liabilities paid at closing from the offering proceeds.

C.

To reflect the conversion of 1,030,000 shares of Arrogene Series A Preferred Stock (“Series A”) into 10,722,000 shares of SRKP common stock using Arrogene’s historical carrying cost of the Series A.

D.

Recapitalization adjustment.

E.

To reflect the forgiveness of the SRKP due to stockholder balance per the Reorganization Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 16, Inc.

Dated: July 24, 2012		__/s/ Maurizio Vecchione ____
	By:	Maurizio Vecchione
	Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.		Exhibit Description

2.2		Agreement and Plan of Reorganization dated July 18, 2011 (1)
10.1		Form of Subscription Agreement and Lock-Up Agreement (2)
10.2		License Agreement with Cedars-Sinai Medical Center (2)
10.3		Amendment No. 1 to License Agreement with Cedars-Sinai Medical Center (2)
10.4		Amendment No. 2 to License Agreement with Cedars-Sinai Medical Center (2)
10.5		Amendment No. 3 to License Agreement with Cedars-Sinai Medical Center (2)
10.6		Amendment No. 4 to License Agreement with Cedars-Sinai Medical Center (2)
10.7		Form of Warrant (2)
10.8		Placement Agent Agreement (2)
10.9		Engagement Agreement with WestPark Capital (4)
10.10		Escrow Agreement (2)
10.11		Amendment No. 1 to Escrow Agreement (2)
10.12		Amendment No. 2 to Escrow Agreement (2)
10.13		Amendment No. 3 to Escrow Agreement (2)
10.14		Employment Agreement of Synthetica, Ltd/Maurizio Vecchione (3)
10.15		Employment Agreement of Jeffrey Sperber (2)
10.16		Consulting Agreement of Technical Management Consultants (2)
10.17		Share Warrant Cancellation Agreement (2)
10.18		Employment Agreement of E. Holler (3)
10.19		Employment Agreement of J. Ljubimova (3)
10.20		Employment Agreement of A. Ljubimov (3)
10.21		Confirmation of License Agreement with Cedars-Sinai Medical Center
21.1		List of Subsidiaries (2)
99.1		Financial Statements

	(1)	Filed as an exhibit to Current Report on Form 8-K as filed with the Commission on October 25, 2011 which Exhibit is incorporated herein by reference.
	(2)	Filed as an exhibit to Current Report on Form 8-K as filed with the Commission on October 25, 2011 which Exhibit is incorporated herein by reference.
	(3)	Filed as an exhibit to Current Report on Form 8-K/A-2 as filed with the Commission on April 20, 2012, which Exhibit is incorporated herein by reference.
	(4)	To be filed by amendment